Exhibit 10.1

SENIOR SECURED CREDIT AND GUARANTEE FACILITY

2016091 ONTARIO INC.

as Borrower

- and -

OPEN TEXT CORPORATION

as Parent Guarantor

- and -

ROYAL BANK OF CANADA

as Administrative Agent

- and -

THE FINANCIAL INSTITUTIONS IDENTIFIED

ON THE SIGNATURE PAGES HERETO

as Lenders

- and -

ROYAL BANK OF CANADA EUROPE LIMITED

as Cash Confirmation Letter Issuing Bank

- and -

RBC CAPITAL MARKETS

as Lead Arranger and Sole Bookrunner

SENIOR SECURED CREDIT AND GUARANTEE AGREEMENT

Dated as of November 11, 2003

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SCHEDULES

Schedules Relating to Accommodations

Schedule 1	-	Form of Borrowing Notice
Schedule 2	-	Form of Interest Rate Election
Schedule 3	-	Notice Periods and Amounts
Schedule 4	-	Applicable Margins
Schedule 5	-	Corporate Organization Chart
Schedule 6	-	Intellectual Property and Technology
Schedule 7	-	Reserved
Schedule 8	-	Reserved

Forms Schedules

Schedule 9	-	Guarantee
Schedule 10	-	Conditions Precedent and Additional Covenants
Schedule 11	-	Offer Related Undertakings/Certain Funds
Schedule 12	-	Form of Assignment and Assumption Agreement

Other Schedules

Schedule 6.01(a)	-	Subsidiaries and Jurisdiction

SENIOR SECURED CREDIT AND GUARANTEE AGREEMENT

Senior Secured Credit and Guarantee Agreement dated as of November 11, 2003, between 2016091 ONTARIO INC., a corporation incorporated and existing under the laws of the Province of Ontario, as Borrower, OPEN TEXT CORPORATION, a corporation incorporated and existing under the laws of the Province of Ontario, as Parent Guarantor, ROYAL BANK OF CANADA, as Administrative Agent, the financial institutions identified on the signature pages hereto, as Lenders, ROYAL BANK OF CANADA EUROPE LIMITED, as Cash Confirmation Letter Issuing Bank and RBC CAPITAL MARKETS as Lead Arranger and Sole Bookrunner.

ARTICLE 1

INTERPRETATION

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Accommodation” means an Advance made by the Lenders on the occasion of any Borrowing.

“Accommodation Notice” means a Borrowing Notice or an Interest Rate Election, as the case may be.

“Accommodations Outstanding” means, at any time, (i) in respect of the Tranche A Credit Facility, in relation to (a) the Borrower and all Tranche A Lenders, the amount of all Accommodations outstanding thereunder made to the Borrower by the Tranche A Lenders, and (b) the Borrower and each Tranche A Lender, the amount of all Accommodations outstanding thereunder made to the Borrower by such Tranche A Lender; and (ii) in respect of the Tranche B Credit Facility, in relation to (a) the Borrower and all Tranche B Lenders, the amount of all Accommodations outstanding thereunder made to the Borrower by the Tranche B Lenders, and (b) the Borrower and each Tranche B Lender, the amount of all Accommodations outstanding thereunder made to the Borrower by such Tranche B Lender. In determining Accommodations outstanding under the Credit Facilities, the aggregate amount thereof shall be determined by adding the principal amount of all outstanding Advances. The foregoing amounts shall be expressed in Euros and each relevant U.S. Dollar amount shall be converted (for purposes of such determination only) into its Equivalent Amount in Euros.

“Account Control Agreement” means the account control agreement dated the date hereof among the Company, RBC Dominion Securities Inc. and the Administrative Agent.

“Administrative Agent” means Royal Bank of Canada, its successors and permitted assigns.

“Advances” means the advances made by the Lenders pursuant to Article 3 and “Advance” means any one of such Advances. Advances may be denominated in U.S. Dollars (a “U.S. Dollar Advance”) or Euros (a “Euro Advance”). A U.S. Dollar Advance may (in accordance with and subject to Article 3) be designated as a “Libor Advance” or a “Base Rate (Canada) Advance”. Each of a Libor Advance, a Base Rate (Canada) Advance and a Euro Advance is a “Type” of Advance.

“Affiliate” has the meaning specified in the Business Corporations Act (Ontario) on the date of this Agreement.

“Agreement” means this credit and guarantee agreement and all schedules thereto, as amended, supplemented or restated from time to time; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

“Applicable Margin” means, at any time, the margins in basis points per annum set forth in Schedule 4 corresponding to the Total Leverage Ratio at such time. In respect of (i) Base Rate (Canada) Advances, the Applicable Margin shall be the margin referred to in the column “Base Rate (Canada) Advances” in Schedule 4; and (ii) Libor Advances or Euro Advances, the Applicable Margin shall be the margin referred to in the column “LIBOR Margin/Euro Margin” in Schedule 4, in each case appropriately corresponding to the Total Leverage Ratio at such time. If applicable, each Applicable Margin shall be adjusted in the manner prescribed in Schedule 4 as of the date the Administrative Agent receives the relevant certificate pursuant to Section 7.01(a)(iii) calculating the Total Leverage Ratio. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by Law, each of the Applicable Margins shall during such period be the highest rate provided for in any column of Schedule 4.

“Applicable Commitment Fee Rate” means, at any time, the commitment fee rate in basis points per annum set forth and defined in the columns headed “Commitment Fee” in Schedule 4 corresponding to the Total Leverage Ratio. If applicable, the Applicable Commitment Fee Rate shall be adjusted in the manner prescribed by Schedule 4 as of the date the Administrative Agent receives the relevant certificate pursuant to Section 7.01(a)(iii) calculating the Total Leverage Ratio. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, the Applicable Commitment Fee Rate shall during such period be the highest rate provided for in any column of Schedule 4.

“Arm’s Length” has the meaning interpreted for the purposes of the Income Tax Act (Canada), as in effect as of the date hereof.

“Assets” means, with respect to any Person, any property, assets and undertakings of such Person of every kind and wheresoever situate, whether now owned or hereafter acquired (and, for greater certainty, includes any equity or like interest of any Person in any other Person).

“Assignee” has the meaning specified in Section 10.08(3).

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Entity having jurisdiction over such Person.

“Base Rate (Canada)” means, for any day, the rate of interest per annum equal to the greater of (i) the per annum rate of interest which the Administrative Agent quotes or establishes for such day as the reference rate of interest for loans in U.S. Dollars in Canada to its Canadian borrowers; and (ii) the Federal Funds Rate plus 50 basis points per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Borrower or any other Person.

“Base Rate (Canada) Advance” has the meaning specified in the definition of “Advance”.

“basis point” means 1/100th of one percent.

“Borrower” means 2016091 Ontario Inc., and its successors and permitted assigns.

“Borrower’s Account” means, (i) in respect of U.S. Dollars, the Borrower’s U.S. Dollar account; and (ii) in respect of Euros, the Borrower’s Euro account, in each case, maintained by the Borrower with the Administrative Agent at its Waterloo branch, the particulars of which shall have been notified to the Administrative Agent by the Borrower at least one Business Day prior to the making of any Accommodation.

“Borrowing” means a borrowing consisting of one or more Advances.

“Borrowing Notice” has the meaning specified in Section 3.02.

“Business” means the business of enterprise content management, integrated imaging and archiving solutions, integration with ERP and CRM systems and email and document archiving for groupware systems.

“Business Combination Agreement” means the business combination agreement between the Company, the Borrower and the Target in the form that was provided to the Administrative Agent on October 30, 2003.

“Business Day” means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in Toronto, Ontario and, where used in the context of (i) a Base Rate (Canada) Advance, is also a day on which banks are not required or authorized to close in New York, New York; (ii) a Libor Advance, is also a day on which banks are not required or authorized to close in New York, New York and dealings are carried on in the London interbank market; and (iii) a Euro Advance, is also a day on which dealings in Euro deposits may be carried on by and between banks in the interbank Euro market.

“Canadian Dollars” and “Cdn.$” means lawful money of Canada.

“Capital Expenditure” means, in respect of any Person, expenditures made by such Person for the purchase, lease or acquisition of assets (other than current assets) required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Confirmation Letter” means, the financing confirmation letter (Finanzierungsbestätigung) issued by RBC Europe in the form prescribed by German takeover legislation.

“Certain Funds Period” means the period commencing on the Offer Date and ending on the earlier of (i) the date that the Offer (if unsuccessful) lapses, terminates or is otherwise withdrawn; (ii) the date that falls 10 German Business Days (being days on which banks are not required or authorized to close in Frankfurt am Main Germany) after the last day of the period available for acceptance of the Offer (after taking into account any required extension of the Offer under §16 para. 2 of the German Securities and Takeover Act); and (iii) the date that title to the Shares acquired under the Offer that are paid for in cash is transferred to the Borrower.

“Change of Control” means, the occurrence of any of the following events or circumstances: any Person or one or more Related Persons shall (a) acquire beneficial ownership of more than 50% of the voting shares of the Company or (b) succeed in having a sufficient number of nominees elected to the board of directors of the Company such that such nominees, when added to any existing director remaining on the board of directors of the Company after such election who is a nominee of such Person or Related Persons, will constitute a majority of the board of directors of the Company.

“Claims” includes claims, demands, complaints, actions, suits, causes of action, assessments or reassessments, charges, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including loss of value, professional fees, including fees of legal counsel on a solicitor and his or her own client basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Collateral” means the Assets of a Loan Party in respect of which the Administrative Agent on its behalf and on behalf of the Lenders has or will have a Lien pursuant to a Loan Document.

“Commitment” means, at any time, in respect of (i) the Tranche A Credit Facility, €53,000,000 or the Equivalent Amount in U.S.$ thereof less the proceeds of any equity offering completed by the Company or any of its Subsidiaries; and (ii) the Tranche B Credit Facility, €70,000,000 or the Equivalent Amount in U.S.$ thereof. A “Lender’s Tranche A Commitment” and a “Lender’s Tranche B Commitment” means, at any time, the relevant amount designated as such and set forth opposite such Lender’s name on the signature pages hereto or the assignment and assumption agreement executed and delivered pursuant to Section 10.08(5) pursuant to which it shall become a party hereto (as reduced in accordance with the terms hereof).

“Company” means Open Text Corporation and its successors and permitted assigns.

“Competing Offer” means an offer in respect of which an intention to make has been published in accordance with Section 10 of the German Securities Acquisition and Takeover Act (WpUG) for the Shares not beneficially owned by the Company and its Subsidiaries made by any Person other than the Company or any of its Subsidiaries.

“Compliance Certificate” means a certificate of the Company signed on its behalf by a Responsible Officer, (i) stating that the financial statements most recently delivered by it pursuant to Section 7.01(a) present fairly the financial position, results of operations and changes in financial position of the Company and its Subsidiaries in accordance with GAAP (subject, in the case of any quarterly financial statements, to normal year-end adjustments and the absence of any required notes to such financial statements); (ii) stating that the representations and warranties in Article 6 are true and correct on and as of such date (or describing the details of any subsisting breach); (iii) stating that the Company is not in breach of any of the covenants contained in Article 7 as at the date thereof (or describing the details of any subsisting breach); (iv) stating that no Default or Event of Default has occurred and is continuing (or describing the details of any subsisting Default or Event of Default and the action which the Company proposes to take or has taken with respect thereto); (v) providing, in reasonable detail, evidence of compliance, at the end of each Financial Quarter, with Section 7.03 and calculating the financial covenants in Section 7.03 applicable at such time; (vi) identifying the aggregate amount of Dispositions of Assets by the Company and its Subsidiaries during the relevant Financial Quarter and details of any reinvestment of such amounts; and (vii) such other matters as the Administrative Agent may reasonably require from time to time.

“Consolidated Assets” means at any time, the total assets of the Company and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP.

“Consolidated Debt” means at any time, the total Debt of the Company and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation and Amortization Expense” means, for any period, depreciation and amortization expense of the Company and its Subsidiaries that are included as a deduction in the calculation of Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period and without duplication, Consolidated Net Income increased, to the extent deducted in calculating Consolidated Net Income, by the sum of (i) Consolidated Interest Expense; (ii) Consolidated Income Tax Expense; (iii) Consolidated Depreciation and Amortization Expense; and (iv) any non-cash items (including any restructuring charges that are not cash outlays in such period) decreasing Consolidated Net Income for such period, and decreased by (v) any non-cash items increasing Consolidated Net Income for such period, all as determined at such time in accordance with GAAP.

“Consolidated Income Tax Expense” means for any period, the aggregate of all taxes based on income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means for any period, the sum of (without duplication) all items properly classified as interest expense of the Company and its Subsidiaries in accordance with GAAP, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means for any period, the net income (loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, provided however there shall be excluded therefrom (i) after-tax gains or losses from assets sales or abandonments or reserves relating thereto; (ii) after-tax items classified as extraordinary or non-recurring gains or losses.

“Consolidated Shareholders’ Equity” means, at any time, consolidated shareholders’ equity appearing on the consolidated balance sheet of the Company at that time, determined in accordance with GAAP.

“Contracts” means contracts, licences, leases, agreements, commitments, entitlements or engagements to which the Company or any of its Subsidiaries is a party or by which any of them are bound or under which the Company or any of its Subsidiaries has, or will have, any liability or contingent liability, and includes quotations, orders or tenders for any contract which remain open for acceptance and warranties or guarantees (express or implied).

“Credit Facilities” means, collectively, (i) the Tranche A Credit Facility; and (ii) the Tranche B Credit Facility, and in the singular, any one of them.

“Debt” of any Person means, at any time, (without duplication), (i) all indebtedness of such Person for borrowed money including borrowings of commodities, bankers’ acceptances, letters of credit or letters of guarantee; (ii) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other evidence of indebtedness (other than trade payables and other current liabilities incurred in the ordinary course of business); (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all indebtedness of another Person secured by a Lien on any properties or assets of such Person; (v) all Capital Lease Obligations of such Person; (vi) the aggregate amount at which any shares in the capital of such Person which are redeemable or retractable at the option of the holder may be retracted or redeemed for cash or Debt provided all conditions precedent for such retraction or redemption have been satisfied; and (vii) all Debt Guaranteed by such Person.

“Debt Guaranteed” by any Person means the maximum amount which may be outstanding at the relevant time of all Debt which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured a creditor or other Person against loss, provided that in circumstances in which less than such amount has been guaranteed by such Person, only the guaranteed amount shall be taken into account in determining such Person’s Debt Guaranteed.

“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

“Depreciation and Amortization Expense” means, in respect of any Person, for any period, depreciation and amortization expense of such Person that is included as a deduction in the calculation of the Net Income for such period, determined in accordance with GAAP.

“Disposition” means with respect to any Asset of any Person, any direct or indirect sale, lease (where such Person is the lessor of such Asset), assignment, cession, transfer (including any transfer of title or possession), exchange, conveyance, release or gift of such

Asset, including by means of a sale-leaseback transaction, or any reorganization, consolidation, amalgamation or merger of such Person pursuant to which such Asset becomes the property of any other Person; and “Dispose” and “Disposed” have meanings correlative thereto.

“Distribution” means, in respect of any Person, (i) any dividend or other distribution on the issued securities of such Person; (ii) the purchase, redemption or retirement of any issued securities of the Person; (iii) any loan to or guarantee of the Debt of any Related Person; and (iv) any bonus or similar payment to a Related Person.

“Drawstop” means (i) the Borrower fails to perform, observe or comply with any Offer Related Undertakings specified in Schedule 11 (other than (e), (h), (i) and (l)); or (ii) the occurrence of an Event of Default referred to in any of the following sections:

(i)	Section 8.01(b);

(ii)	Section 8.01(c) (in respect of the Company, the Borrower or Open Text Inc. and in respect of any misrepresentation in respect of Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.01(d) or Section 6.01(e));

(iii)	Section 8.01(d);

(iv)	Section 8.01(f), to the extent only that it applies to Section 7.01(d) in respect of the Company, the Borrower or Open Text Inc. and Section 7.01(o);

(v)	Section 8.01(i), in respect of the Company, the Borrower or Open Text Inc.;

(vi)	Section 8.01(l); or

(vii)	Section 8.01 (k).

“EBITDA” means for any period and without duplication, Net Income increased, to the extent deducted in calculating Net Income, by the sum of (i) Interest Expense; (ii) Income Tax Expense; (iii) Depreciation and Amortization Expense; and (iv) any non-cash items (including any restructuring charges that are not cash outlays in such period) decreasing Net Income for such period, and decreased by (v) any non-cash items increasing Net Income for such period, all as determined at such time in accordance with GAAP.

“Environmental Laws” means all applicable laws, rules, regulations, by-laws, orders, judgments, decisions and awards relating to public health or the protection of the environment.

“Equivalent Amount” means on any given day, as applicable, the amount of a currency (the “First Currency”, being U.S. Dollars, Canadian Dollars or Euros, as applicable) into which another currency (the “Other Currency”, being U.S. Dollars, Canadian Dollars or Euros, as applicable) may be converted using for the purposes of such conversion the Bank of Canada noon spot rate for selling the Other Currency to obtain the First Currency.

“Euro” or “Euros” or “€” means the single currency of the member states of the European Union that have adopted or will adopt the Euro as its currency in accordance with legislation of the European Union relating to European Economic and Monetary Union.

“Euro Advance” or “Euro Advances” has the meaning specified in the definition of “Advance”.

“Euro Interest Period” means, with respect to a Euro Advance, the initial period of approximately one month, two months, three months, six months or up to one year (as selected by the Company and notified to the Administrative Agent pursuant to Section 3.03(3), but always subject to availability to each Lender, respectively) commencing on and including the drawdown date or conversion date, as the case may be, applicable to such Euro Advance and ending on and including the last day of such period, and, thereafter (subject to availability to each Lender, respectively), each successive period, if any, of approximately one month, two months, three months, six months or up to one year (as selected by the Company for such Euro Advance and notified to the Administrative Agent pursuant to Section 3.03(3)), but in all cases expiring no later than the applicable Repayment Date.

“Eurolibor Rate” means with respect to a Euro Advance during the relevant Euro Interest Period:

(a)	the rate of interest per annum (expressed on the basis of a 360-day year) determined by the Administrative Agent by reference to the rates quoted on the Reuters Monitor Screen, page LIBOR 01 (or any successor source from time to time) as being the arithmetic average (rounded upwards, if necessary, to the nearest whole multiple of 1/16th of 1%) of the rates offered in London, England by reference banks shown on such screen as of 11:00 a.m. (London, England time) on the Interest Determination Date to make deposits in Euros with leading banks in the London interbank Euro market for a period comparable to such Euro Interest Period, and if different rates are quoted for deposits in varying amounts, in the amount which is closest to the Administrative Agent’s (in its capacity as Lender) Lender’s Proportion of such Euro Advance, or

(b)	if for any reason the Reuters Monitor Screen rates are unavailable to determine the rate applicable to a Euro Advance, “Eurolibor Rate” for such Euro Advance during the relevant Euro Interest Period shall mean the rate per annum (expressed on the basis of a 360-day year) determined by the Administrative Agent as being the rate shown on Telerate page 3750 (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) as of 11:00 a.m. (London, England time) on the Interest Determination Date for Euro deposits for a period comparable to such Euro Interest Period, and if different rates are quoted for Euro deposits in varying amounts, in an amount which is closest to the Administrative Agent’s (in its capacity as Lender) Lender’s Proportion of such Euro Advance, or

(c)

if for any reason neither the Reuters Monitor Screen rates nor the Telerate rates are available in respect of the relevant Euro Interest Period, “Eurolibor Rate” for such Euro Advance during the relevant Euro Interest Period shall mean the annual rate of interest (expressed on the basis of a year of 360 days and rounded upwards, if necessary, to the nearest whole multiple of 1/16th of 1%) determined by the Administrative Agent as being the rate of interest at which the Administrative Agent (in its capacity as Lender), in accordance with its normal practices, would be prepared to offer to leading banks in the London interbank Euro market for delivery on the first day of the relative Euro Interest Period for a period equal to such Euro Interest Period based on the number of days comprised therein, deposits in Euros of amounts comparable to its (in its capacity as Lender) Lender’s Proportion of such Euro Advance (and of any other Euro Advance of the Administrative Agent in its said capacity having a Euro Interest Period of the same duration and commencing on the same date) to be outstanding under this Agreement during such Euro Interest Period, at or about 11:00 a.m. (London, England time) on the applicable Interest Determination Date, or

“Event of Default” has the meaning specified in Section 8.01.

“Federal Funds Rate” means, on any day, the per annum rate of interest for that day set forth in the weekly statistical release designated as H.15(519) published by the Board of Governors of the United States Federal Reserve system (including any successor publication, the “H.15(519)”) opposite the caption “Federal funds (Effective)” and, if for any day such rate is not yet published in H.15(519), the rate for such day shall be the rate set forth in the Composite 3:30 p.m. Quotations for U.S. Government Securities for such day under the caption “Federal Funds Effective Rate”, provided that if such rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations for U.S. Government Securities, such rate shall be the average of the quotations for such day on overnight Federal funds (such words to have the meaning generally given to them by money market brokers of recognized standing doing business in the United States of America) transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent, acting reasonably.

“Fees” means the fees payable by the Borrower or any other Loan Party under this Agreement or under any other Loan Document.

“Financial Quarter” means, in respect of the Company, a period of three consecutive months in each Financial Year ending on September 30, December 31, March 31 and June 30, as the case may be, of such year.

“Financial Year” means, in respect of the Company, its financial year commencing on July 1 of each calendar year and ending on June 30 of such calendar year.

“GAAP” means, at any time, accounting principles generally accepted in the United States applied on a consistent basis.

“Gauss” means Gauss Interprise AG.

“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Guarantee” has the meaning specified in Section 4.01(1).

“Guarantor” means any Person that provides a Guarantee.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange or interest rate exchange agreements, interest rate cap agreements, interest rate collar agreements and all other similar agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Impermissible Qualification” means, relative to (i) the financial statements or notes thereto of any Person; or (ii) the opinion or report of any independent auditors as to any financial statement or notes thereto, any qualification or exception to such financial statements, notes, opinion or report, as the case may be, which (a) is of a “going concern” or similar nature; or (b) relates to any limited scope of examination of material matters relevant to such financial statement, if such limitation results from the refusal or failure of the Company to grant access to necessary information therefor.

“Income Tax Expense” means for any period, the aggregate of all taxes based on income of such Person for a period, determined in accordance with GAAP.

“Indemnified Person” has the meaning specified in Section 10.06.

“Information Technology” means all computer hardware, software in source code and object code form (including documentation, interfaces and development tools), websites for the Company or any of its Subsidiaries, databases, telecommunications equipment and facilities and other information technology systems owned, used or held by the Company or any of its Subsidiaries.

“Initial Funding Date” means the date of the initial Advance by the Lenders hereunder.

“Intellectual Property” means intellectual property rights, whether registered or not, owned, used or held by the Company or any of its Subsidiaries, including:

(a)	inventions, pending patent applications (including divisionals, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions) and issued patents, including those inventions, pending patent applications and issued patents listed and described in Schedule 6;

(b)	trade-marks, trade dress, trade-names, business names and other indicia of origin, including those listed and described in Schedule 6;

(c)	copyrights, including the copyright registrations and applications listed and described in Schedule 6;

(d)	industrial designs and similar rights, including those registrations and applications listed and described in Schedule 6.

“Interest Determination Date” means the date which is two Business Days prior to the first day of the Euro Interest Period applicable to a Euro Advance or such other day on which it is market practice in the relevant interbank market for leading banks to give quotations for deposits in the relevant currency for delivery on the first day of the Euro Interest Period, as determined by the Administrative Agent.

“Interest Expense” means for any period, the sum of (without duplication) all items properly classified as interest expense in accordance with GAAP, determined in accordance with GAAP.

“Interest Period” means, for each Libor Advance, a period which commences (i) in the case of the initial Interest Period, on the date the Libor Advance is made or converted from another Type of Accommodation, and (ii) in the case of any subsequent Interest Period, on the last day of the immediately preceding Interest Period in respect of a maturing Libor Advance, and which ends, in either case, on the day selected by the Company in the applicable Borrowing Notice or Election Notice. The duration of each Interest Period shall be 1, 2 or 3 months (or such shorter or longer period as may be approved by the Administrative Agent) for each Libor Advance, unless the last day of an Interest Period would otherwise occur on a day other than a Business Day, in which case the last day of such Interest Period shall be extended to occur on the next Business Day, or if such extension would cause the last day of such Interest Period to occur in the next calendar month, the last day of such Interest Period shall occur on the preceding Business Day.

“Interest Rate Election” has the meaning specified in Section 3.03(3).

“Investments” means, in respect of any Person, any advances, loans, guarantees or other extensions of credit or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property, money or assets), or any purchase of any shares, stocks, bonds, notes, debentures or other securities of, any other Person (and, for greater certainty, includes any Debt of any Person guaranteed by such Person).

“Ixos Software” means iXOS Software Aktiengesellschaft, a company under German law having its registered office in Grasbrunn, Germany, registered in the commercial register of the Local Court in Munich, Germany, under registration number HRB 116846.

“Laws” means all legally enforceable statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and “Law” means any one of the foregoing.

“Lenders” means the financial institutions party hereto from time to time as Lender, and their successors and permitted assigns.

“Libor Advance” has the meaning specified in the definition of “Advance” herein.

“Libor Rate” means the rate of interest per annum which appears on the Reuters screen LIBOR 01 page at approximately 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period; or if such Reuters screen is not available then the rate of interest per annum which appears on page 3750 of the Telerate screen at approximately 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period; or if such Telerate screen is not available then the LIBOR Rate shall be the annual rate of interest determined by the Administrative Agent two Business Days before the first day of the applicable Interest Period as being the rate of interest at which it is offered by leading banks in the London interbank market for delivery on the first day of the relevant Interest Period, for a period equal to the applicable Interest Period, deposits in U.S. Dollars in an amount comparable to the relevant Advance requested by the Company.

“Lien” means liens, charges, mortgages, pledges, security interests, adverse claims, defects of title, restrictions, deposit arrangements, voting trusts, any other rights of third parties relating to any Asset and any other lien of any kind that in substance secures payment and performance of an obligation.

“Loan Document” or “Loan Documents” means this Agreement, the Security, the Cash Confirmation Letter, the Account Control Agreement and all other documents, certificates, fee letters, instruments and agreements to be executed and delivered to the Administrative Agent, RBC Europe or any Lender by any Loan Party as contemplated hereunder and thereunder or any one or more of such documents.

“Loan Parties” means, collectively, the Borrower, the Company and each of the Guarantors and “Loan Party” means any one of them.

“Loss” means any loss whatsoever, whether direct or indirect, including expenses, costs, damages, judgments, penalties, fines, charges, claims, demands, liabilities and any and all legal fees and disbursements, except any such loss representing loss of profit.

“Majority Lenders” means Lenders representing greater than 66 2/3% of the aggregate amount of the Commitment.

“Mark-to-Market Exposure” means the sum of the Market Values (expressed in U.S. Dollars), whether positive or negative, in respect of all Permitted Hedging Obligations to which the Company or any of its Subsidiaries is a party.

“Market Values” means, in respect of any Permitted Hedging Obligations, on any day, the amount (whether positive or negative) expressed in U.S. Dollars determined by the Lender party thereto in good faith at mid-market levels in accordance with its customary practices as of the close of business on such day as though such day were an “Early Termination Date”, each “Transaction” was a “Terminated Transaction” and the Lender was the non-defaulting party in accordance with the payment measure provided for in Section 6(e)(i)(3) of the 1992 ISDA Master Agreement. “Early Termination Date”, “Transaction” and “Terminated Transaction” have the respective meanings ascribed thereto in the 1992 ISDA Master Agreement (Multicurrency-Cross Border).

“Material Adverse Effect” means a change in the business, operations, results of operations, Assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole, or that would reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to perform their obligations under this Agreement or any of the other Loan Documents or on the ability of the Administrative Agent to enforce such obligations.

“Net Income” means on an unconsolidated basis, for any period, the net income (loss) of a Person determined in accordance with GAAP, provided however there shall be excluded therefrom (i) after-tax gains or losses from assets sales or abandonments or reserves relating thereto; (ii) after-tax items classified as extraordinary or non-recurring gains or losses.

“Net Proceeds” means any one or more of the following:

(a)	with respect to the issuance of shares or other securities by the Company or any of its Subsidiaries, as the case may be, the net amount equal to the aggregate amount received in cash in connection with such issuance, less the sum of (y) reasonable fees (including, without limitation, reasonable legal fees), commissions and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor by the Administrative Agent) incurred or paid for by any of the Company or such Subsidiary, as the case may be, in connection with such issuance, and (z) taxes incurred in connection with such issuance, whether payable (in accordance with the Company’s or such Subsidiary’s current tax account) at such time or thereafter (based on reasonable estimates); and

(b)	with respect to the Disposition of any Asset by the Company or any of its Subsidiaries, the net amount equal to the aggregate amount received in cash in connection with such Disposition (including, without limitation, the release of any amount from an indemnity reserve or similar fund established in connection with such Disposition, but only as and when received), less the sum of (x) reasonable fees, including reasonable legal fees, commissions and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor) incurred or paid for by the Company or any of its Subsidiaries in connection with such Disposition, and (y) taxes incurred by the Company or any of its Subsidiaries in connection with such Disposition, whether payable (in accordance with such Person’s current tax account) at such time or thereafter (based on reasonable estimates).

“Offer” means the offer for the Shares not beneficially owned by the Company and its Subsidiaries substantially on the term and conditions referred to in the draft Offering Document provided to the Administrative Agent on the date hereof.

“Offer Date” means the earlier of: (x) twenty-one days after the date of this Agreement; and (y) the date of publication of the Offer.

“Offering Document” means the offering document (Angebotsunterlage) pursuant to Section 11 of the German Securities Acquisition and Takeover Act in respect of the acquisition of Target by the Borrower in substantially the form of the English version certified by the Company to the Administrative Agent on the date hereof.

“Participant” has the meaning specified in Section 10.08(3).

“Permitted Debt” means (i) that certain Cdn.$10,000,000 operating facility provided to the Company by Royal Bank of Canada, as amended, restated or supplemented, provided that such amendment, restatement or supplement does not increase the amount of such facility; (ii) Capital Lease Obligations not exceeding $4,000,000 in the aggregate at any time; (iii) debt not to exceed Cdn.$600,000 secured by guaranteed investment certificates held by Canadian Imperial Bank of Commerce; and (iv) Purchase Money Liens not exceeding $500,000 in the aggregate at any time.

“Permitted Hedging Obligations” means Hedging Obligations that are not speculative and which are entered into with one or more of the Lenders.

“Permitted Lien” means, with respect to any Person, the following:

(a)	Liens for taxes, assessments or governmental charges or levies which are not due or delinquent or, if so, the validity of which is being contested at the time by such Person diligently and in good faith by proper legal proceedings (and written notice thereof has been given to the Administrative Agent) if either (i) adequate provision has been made for the payment of the obligations secured or intended to be secured by the applicable Liens or (ii) the applicable Liens are not in the aggregate materially prejudicial to the value of the assets of the Company and its Subsidiaries considered as a whole;

(b)	Undetermined or inchoate Liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised and of which the Administrative Agent has not been given notice, or which relate to obligations not due or payable;

(c)	Liens related to Capital Lease Obligations permitted hereunder;

(d)	Purchase Money Liens permitted hereunder;

(e)	Liens consented to in writing by the Administrative Agent;

(f)	A Lien in favour of Canadian Imperial Bank of Commerce secured by guaranteed investment certificates held by Canadian Imperial Bank of Commerce in an aggregate amount not to exceed Cdn.$600,000; and

(g)	Liens created by the Loan Documents.

“Person” means a natural person, partnership, corporation, company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns that have a similarly extended meaning.

“Purchase Money Lien” means, in respect of any Person, any security interest charging property acquired by such Person, which is granted or assumed by such Person, reserved by the transferor or which arises by operation of Law in favour of the transferor concurrently with and for the purpose of the acquisition of such property, in each case where: (i) the principal amount secured by such security interest is not in excess of the cost to such Person of the property acquired; and (ii) such security interest extends only to the property acquired.

“RBC Europe” means Royal Bank of Canada Europe Limited and its successors and permitted assigns.

“Related Person” of any Person means any other Person directly or indirectly owing, (a) 5% or more of the outstanding shares or other securities of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the voting shares of such Person.

“Repayment Date” means, in respect of (i) the Tranche A Credit Facility, the date that is 270 days after the Initial Funding Date; and (ii) the Tranche B Credit Facility, the date that is 365 days after the Initial Funding Date.

“Responsible Officer” means, with respect to any Person, the president, the chief executive officer, the chief financial officer, the corporate controller, the treasurer, the assistant treasurer, the corporate secretary or the assistant corporate secretary of such Person, provided that, with respect to financial matters, including the Compliance Certificate, it shall mean the chief financial officer, the corporate controller, the treasurer or the assistant treasurer of such Person.

“Security” has the meaning specified in Section 4.01.

“Security Agreement” has the meaning specified in Section 4.01.

“Shares” means the bearer shares without nominal value (Inhaberstückaktien) in Target which are subject to the Offer.

“Subsidiary” means, at any time, as to any Person, any corporation, company or other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such corporation, company or other Person having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such corporation, company or other Person.

“Target” means Ixos Software.

“Target Equity” means the equity capital (Grundkapital) of Target registered from time to time.

“Taxes” has the meaning specified in Section 10.07.

“Technical Information” means all know-how and related technical knowledge owned, used or held by the Company or any of its Subsidiaries, including:

(a)	trade secrets, confidential information and other proprietary know-how;

(b)	public information and non-proprietary know-how;

(c)	information of a scientific, technical, financial or business nature regardless of its form;

(d)	uniform resource locators, domain names, telephone, telecopy and email addresses, and UPC consumer packaging codes; and

(e)	documented research, forecasts, studies, marketing plans, budgets, market data, developmental, demonstration or engineering work, information that can be used to define a design or process or procure, produce, support or operate material and equipment, methods of production and procedures, all formulas and designs and drawings, blueprints, patterns, plans, flow charts, parts lists, manuals and records, specifications, and test data.

“Technology” means all Intellectual Property, Technical Information and Information Technology.

“Total Leverage Ratio” has the meaning specified in Section 7.03.

“Tranche A Credit Facility” means the term credit facility made available to the Borrower in accordance with Article 2 for the purposes specified in Section 2.03.

“Tranche B Credit Facility” means the term credit facility made available to the Borrower in accordance with Article 2 for the purposes specified in Section 2.03.

“Type” has the meaning specified in the definition of “Accommodation” or “Advance”, as the case may be, herein.

“U.S. Dollar Advance” has the meaning specified in the definition of “Advance” herein.

“U.S. Dollars” and “U.S. $” mean lawful money of the United States of America.

Section 1.02. Gender and Number. Any reference in the Loan Documents to gender includes all genders, and words importing the singular number only include the plural and vice versa.

Section 1.03. Interpretation not Affected by Headings, etc. The provisions of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 1.04. Currency. All references in the Loan Documents to dollars or $, unless otherwise specifically indicated, are expressed in U.S. Dollars.

Section 1.05. Certain Phrases, etc. In any Loan Document (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to (or until) but excluding”.

Section 1.06. Accounting Terms. All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

Section 1.07. Non-Business Days. In any Loan Document, whenever any payment or report is stated to be due on a day which is not a Business Day, such payment or report shall be made (except as herein otherwise expressly provided in respect of any Libor Advance or Euro Advance) on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or Fees, as the case may be.

Section 1.08. Incorporation of Schedules. The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

Section 1.09. Reference to Administrative Agent, RBC Europe or Lenders. Any reference in any Loan Document to the Administrative Agent, RBC Europe or a Lender shall be construed so as to include its permitted successors, transferees or assigns hereunder in accordance with their respective interests.

Section 1.10. References to Time of Day. Except as otherwise specified herein, a time of day shall be construed as a reference to Toronto, Canada time.

Section 1.11. References to Applicable Laws. Except as otherwise provided herein, any reference in any Loan Document to Laws shall be construed to be a reference to such Laws as the same may have been, or may from time to time be, enacted, promulgated, amended, reformed or otherwise modified or re-enacted from time to time.

Section 1.12. References to Agreements. Except as otherwise provided herein, any reference to any Loan Document to this Agreement, any other Loan Document or any other agreement or document shall be construed to be a reference to this Agreement, such Loan Document or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, varied, restated or supplemented.

Section 1.13. Rateable Portion of Advances. References in this Agreement to a Lender’s rateable portion of Commitments or Advances or rateable share of payments of principal, interest, Fees or any other amount, shall mean and refer to a rateable portion or share as nearly as may be rateable in the circumstances, as determined in good faith by the Administrative Agent. Each such determination by the Administrative Agent shall be prima facie evidence of such rateable share.

ARTICLE 2

CREDIT FACILITY

Section 2.01. Availability.

(1)	Each Tranche A Lender individually and not jointly and severally agrees, on the terms and conditions of this Agreement, to make Advances to the Borrower in a maximum amount equal such Lender’s Tranche A Commitment. Each Tranche B Lender individually and not jointly and severally agrees, on the terms and conditions of this Agreement, to make Advances to the Borrower in a maximum amount equal to such Lender’s Tranche B Commitment. The failure of any Lender to make an Advance shall not relieve any other Lender of its obligation, if any, in connection with any such Advance, but no Lender is responsible for any other Lender’s failure in respect of such Advance. The Administrative Agent shall give each Lender prompt notice of any (i) Advance Request received from the Borrower and of each Lender’s rateable portion of any Advance; and (ii) other notice received by it from the Borrower under this Agreement.

(2)	RBC Europe hereby agrees to issue the Cash Confirmation Letter on the date hereof (or such other later date as may be agreed to between the Borrower and RBC Europe), in accordance with the terms and conditions of this Agreement.

(3)	If the initial Advance has not been made by the end of the Certain Funds Period then the Commitment shall automatically be cancelled.

Section 2.02. Commitments and Facility Limits.

(1)	The Accommodations Outstanding (i) under the Tranche A Credit Facility, shall not at any time exceed the Tranche A Commitment; and (ii) under the Tranche B Credit Facility, shall not at any time exceed the Tranche B Commitment.

(2)	The Credit Facilities shall not revolve and any amount repaid or prepaid, as the case may be, under a Credit Facility shall permanently reduce the Commitment thereunder.

(3)	Each Credit Facility shall be available in one or more Accommodations from time to time prior to the Repayment Date in respect of such Credit Facility.

Section 2.03. Use of Proceeds. The Borrower shall use the proceeds of Accommodations under the Credit Facilities to (i) purchase the Shares tendered pursuant to the Offer; (ii) purchase any Shares not tendered pursuant to the Offer that are acquired by the Borrower or any of its Subsidiaries after the expiry of the Offer pursuant to any compulsory acquisition transaction; (iii) purchase Shares on the open market or pursuant to any other transaction entered into for the purpose of achieving the objective in Section 7.01(p); and (iv) pay reasonable expenses directly related to the acquisition of the Shares provided that such expenses shall not in the aggregate exceed €8,000,000 or the Equivalent Amount in another currency.

Section 2.04. Mandatory Repayments. The Borrower shall repay (subject to Section 8.01) the Accommodations Outstanding under each Credit Facility on the Repayment Date in respect of such Credit Facility.

Section 2.05. Mandatory Payments For Exchange Rate Fluctuations. If, on any day, the Accommodations Outstanding under the Tranche A Credit Facility or the Tranche B Credit Facility exceed 102% of the Commitment thereunder as a result of fluctuations in exchange rates, the Borrower shall on the third Business Day following such day repay Advances outstanding under the Tranche A Credit Facility or the Tranche B Credit Facility, as the case may be, such that the Accommodations Outstanding under the Tranche A Credit Facility or Tranche B Credit Facility, after giving effect thereto, do not exceed the Commitment.

Section 2.06. Mandatory Prepayments.

(1)	An amount equal to the Net Proceeds from the issuance of any shares or other securities by the Company or any of its Subsidiaries during the term hereof shall be applied within 2 Business Days of receipt thereof to the repayment of Accommodations Outstanding under the Credit Facilities.

(2)	An amount equal to the Net Proceeds from any Disposition of any Assets by the Company or any of its Subsidiaries (other than Corechange Korea Ltd. and Gauss (at any time prior to the earlier of the date that Gauss becomes a wholly-owned Subsidiary of the Company and the date that a domination agreement has been put in place in respect of Gauss in favour of the Company or any of its Subsidiaries)), in excess of $10,000,000 in any Financial Year (taking into account any proceeds received in another currency at the Equivalent Amount at the time such proceeds are received) shall be applied within two Business Days of receipt thereof to the repayment of Accommodations Outstanding under the Credit Facilities unless and to the extent that such Net Proceeds have been used by such Person to replace such related Assets within 30 days of the date of such Disposition.

Section 2.07. Optional Reductions of Commitments. The Borrower may, subject to the provisions of this Agreement, after the expiry of the Certain Funds Period, reduce the Commitment in whole or, subject to the next following sentence, in part, upon the number of Business Days notice to the Administrative Agent specified in Schedule 3 by a notice stating the proposed date and aggregate principal amount of the reduction. In such case, the Borrower shall pay to the Lenders in accordance with such notice the amount by which the Accommodations Outstanding under the Credit Facility exceed the proposed reduced Commitment and the Borrower shall also pay to the Lenders breakage fees, if any, associated with any reduction or related prepayment. Each partial prepayment shall be in a minimum aggregate principal amount of €5,000,000 or the Equivalent Amount in U.S.$ and in an integral multiple of €1,000,000 or the Equivalent Amount in U.S.$. Each partial reduction of the Commitment shall be in a minimum amount of €5,000,000 and in an integral multiple of €1,000,000. The Borrower shall make each such payment (i) in Euros, if the Accommodation was originally made in Euros, and (ii) in U.S. Dollars if the Accommodation was originally made in U.S. Dollars.

Section 2.08. Payments under this Agreement.

(1)	Unless otherwise expressly provided in this Agreement, the Borrower shall make any payment required to be made by it to the Administrative Agent, RBC Europe or any Lender by depositing the amount of the payment to the Borrower’s Account not later than 10:00 a.m. (Toronto time) on the date the payment is due. The Administrative Agent shall distribute to each Lender or RBC Europe as the case may be, promptly on the date of receipt by the Administrative Agent of any payment, an amount equal to the amount then due to each Lender or RBC Europe. If the distribution is not made on that date, the Administrative Agent shall pay interest on the amount for each day, from the date the amount is received by the Administrative Agent until the date of distribution, at the prevailing interbank rate for late payments.

(2)

Unless otherwise expressly provided in this Agreement, the Administrative Agent shall make Advances and other payments to the Borrower under this Agreement by crediting the Borrower’s Account (or causing the Borrower’s Account to be credited) with the amount of the payment in the relevant currency not later than 1:00 p.m. (Toronto time) on the date the payment is to be made. Advances made to pay for Shares acquired as a consequence of acceptance of the Offer shall be disbursed only by payment to Commerzbank AG as central settlement agent under the Offer with the instructions confirmed by Commerzbank AG to hold the relevant amounts on behalf of the Lenders and to use them only for payment simultaneously (Zug um Zug) against transfer of the relevant Shares to the deposit account of the Borrower subject to the pledge rights of the Lenders and only under the condition that funds are available to Commerzbank AG from such disbursement and from the Company and the Borrower to pay for all of the Shares to be acquired under the Offer to be paid for in cash.

(3)	If any provision of this Agreement would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under this Section 2.08, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), Borrower shall be entitled, by notice in writing to such Lender, to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursements, such amount shall be deemed to be an amount payable by such Lender to Borrower. Any amount or rate of interest referred to in this Section 2.08 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Advances remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Initial Funding Date to the Repayment Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 2.09. Application of Payments and Prepayments. All amounts received by the Administrative Agent from or on behalf of the Borrower and not previously applied pursuant to this Agreement shall be applied by the Administrative Agent as follows (i) first, in reduction of the Borrower’s obligation to pay any unpaid interest and any Fees which are due and owing; (ii) second, in reduction of the Borrower’s obligation to pay any claims or losses referred to in Section 10.06; (iii) third, in reduction of the Borrower’s obligation to pay any amounts due and owing on account of any unpaid principal amount of Advances which are due and owing; (iv) fourth, in reduction of the Borrower’s obligation to pay any other unpaid Accommodations Outstanding which are due and owing under the Tranche A Credit Facility; (v) fifth, in reduction of the Borrower’s obligation to pay any other unpaid Accommodations Outstanding which are due and owing under the Tranche B Credit Facility; (vi) sixth, in reduction of any other obligation of the Borrower under this Agreement and the other Loan Documents; and (vii) seventh, to the Borrower or such other Persons as may lawfully be entitled to or directed to receive the remainder.

Section 2.10. Computations of Interest and Fees.

(1)	All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable, and (i) if based on the Base Rate (Canada), a year of 365 days or 366 days, as the case may be; or (ii) if based on the Libor Rate or the Eurolibor Rate, on the basis of a year of 360 days.

(2)	All computations of Fees shall, if applicable, be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.

(3)	For purposes of the Interest Act (Canada), (i) whenever any interest or Fee under this Agreement is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days comprising such calculation basis; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(4)	No provision of this Agreement shall have the effect of requiring the Borrower to pay interest (as such term is defined in section 347 of the Criminal Code of Canada) at a rate in excess of 60% per annum, taking into account all other amounts which must be taken into account for the purpose thereof and, to such extent, the Borrower’s obligation to pay interest hereunder shall be so limited.

Section 2.11. Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, a fee calculated at a rate per annum equal to the Applicable Commitment Fee Rate calculated on the unused and uncancelled portion of the Credit Facilities, calculated daily and payable in arrears on the first Business Day of each Financial Quarter and on the date of final drawdown under the Credit Facilities.

Section 2.12. Indemnity in Favour of RBC Europe.

(1)	The Borrower hereby indemnifies and holds harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below) and agrees to make payment on demand to such parties in connection with any related Claims. “Indemnified Parties” shall mean RBC Europe, its affiliates and its directors, officers, agents and employees. “Liabilities” shall mean any and all losses, claims, damages, liabilities or other costs or expenses to which an Indemnified Party may become subject which arise out of or relate to or result from the issuing by RBC Europe of the Cash Confirmation Letter and any transaction, payment, action or proceeding to or connected with the Cash Confirmation Letter or any fees and expenses related thereto. In addition to the foregoing, the Borrower agrees to reimburse each Indemnified Party for all reasonable legal or other expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).

(2)	The provisions of this Section 2.12 shall survive the termination of this Agreement and the repayment of all Accommodations Outstanding. The Borrower acknowledges that neither its obligation to indemnify nor any actual indemnification by it of any Indemnified Party in respect of such Party’s losses for the legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Party to its counsel.

ARTICLE 3

ADVANCES

Section 3.01. The Advances.

(1)	The Tranche A Lenders and the Tranche B Lenders agree, on the terms and conditions of this Agreement, and from time to time prior to the Repayment Date to make Advances to the Borrower on any Business Day.

(2)	Each Borrowing shall consist of the same Types of Advances made to the Borrower on the same day by the Tranche A Lenders or Tranche B Lenders, as applicable.

Section 3.02. Procedure for Borrowing. Each Borrowing shall be in a minimum amount of €5,000,000 or the Equivalent Amount in U.S.$ and in integral multiples of €1,000,000 or the Equivalent Amount in U.S.$ and, in each case, shall be made on the number of days prior notice specified in Schedule 3, given not later than 11:00 a.m. (Toronto time) by the Borrower to the Administrative Agent. Each notice of a Borrowing (a “Borrowing Notice”) shall be in substantially the form of Schedule 1, shall be irrevocable and binding on the Borrower once given by it to the Administrative Agent, and shall specify (i) the requested date of the Borrowing; (ii) the aggregate amount of the Borrowing; (iii) the Type of Advance comprising the Borrowing; and (iv) in the case of a Libor Advance or Euro Advance, the initial Interest Period or Euro Interest Period, respectively, applicable to such Advance. Upon fulfilment of the applicable conditions set forth in Article 5, the Administrative Agent will make such funds available to the Borrower in accordance with Article 2. The Borrower shall not select an Interest Period or Euro Interest Period which conflicts with the definitions of such terms in Section 1.01 or with the relevant Repayment Date.

Section 3.03. Conversions and Elections Regarding Advances.

(1)	Each Advance shall initially be the Type of Advance specified in the applicable Borrowing Notice and shall bear interest at the rate applicable to such Type of Advance until (i) in the case of a Libor Advance or Euro Advance, the end of the initial Interest Period or Euro Interest Period, respectively, applicable thereto as specified in the applicable Borrowing Notice; or (ii) in the case of a Base Rate (Canada) Advance, the date on which the relevant Type of Advance is repaid in full or is changed to another Type of Accommodation pursuant to and to the extent permitted by the terms of this Agreement.

(2)

The Borrower may elect to (i) change any Advance outstanding thereunder to another Type of Accommodation available hereunder, (x) in the case of a Base Rate (Canada) Advance, as of any Business Day, or (y) in the case of a Libor Advance or Euro Advance, as of the last day of the

Interest Period or Euro Interest Period, respectively, applicable to such Advance; or (ii) continue any Libor Advance or Euro Advance for a further Interest Period or Euro Interest Period, respectively, beginning on the last day of the then current Interest Period or Euro Interest Period, respectively, in accordance with Section 3.03(3).

(3)	Each election to change from one Type of Advance to another Type of Accommodation or to continue a Libor Advance or Euro Advance for a further Interest Period shall be made on the number of days prior notice specified in Schedule 3 given, in each case, not later than 12:00 p.m. (Toronto time) by the Borrower to the Administrative Agent. Each such notice (an “Interest Rate Election”) shall be given substantially in the form of Schedule 2 and shall be irrevocable and binding upon the Borrower. If the Borrower fails to deliver an Interest Rate Election to the Administrative Agent for any Libor Advance or Euro Advance as provided in this Section 3.03(3), such Libor Advance or Euro Advance shall be converted (as of the last day of the applicable Interest Period or Euro Interest Period, respectively) to and thereafter shall be outstanding as a Base Rate (Canada) Advance.

(4)	The Borrower may elect to (i) change any Advance outstanding thereunder to another Type of Accommodation available hereunder in accordance with Section 3.03(3), (x) in the case of a Base Rate (Canada) Advance, as of any Business Day, or (y) in the case of a Libor Advance or Euro Advance, as of the last day of the Interest Period or Euro Interest Period, respectively, applicable to such Libor Advance or Euro Advance; or (ii) continue any Libor Advance or Euro Advance for a further Interest Period or Euro Interest Period, respectively, beginning on the last day of the then current Interest Period or Euro Interest Period, respectively, in accordance with Section 3.03(3).

Section 3.04. Circumstances Requiring Floating Rate Pricing.

(1)

If the Administrative Agent determines in good faith and notifies the Borrower that (i) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of Libor Rate or Eurolibor Rate; (ii) the making or continuation of any Libor Advances or Euro Advances has been made impracticable (x) by the occurrence of a contingency which adversely affects the funding of the Credit Facility at any interest rate computed on the basis of the Libor Rate or Eurolibor Rate, or (y) by reason of a change since the date of this

Agreement in any applicable Law or in the interpretation thereof by any Governmental Entity which affects the Lenders or any relevant financial market and which results in the Libor Rate or Eurolibor Rate no longer representing the effective cost to the Lenders of deposits in such market; or (iii) any change to any Law or any future Law or in the interpretation or application thereof by any Governmental Entity, has made it unlawful for the Lenders to make or maintain or to give effect to its obligations in respect of such Advances as contemplated hereby, then,

(a)	the right of the Borrower to select Libor Advances or Euro Advances, as the case may be, from the Administrative Agent shall be suspended until the Administrative Agent determines that the circumstances causing the suspension no longer exist and the Administrative Agent so notifies the Borrower;

(b)	if any requested Libor Advance or Euro Advance has not been made, any applicable Borrowing Notice shall be suspended until the Administrative Agent determines that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Borrower; and

(c)	if any Libor Advance or Euro Advance, as applicable, is already outstanding at any time when the right of the Borrower to select a Libor Advance or Euro Advance, as applicable, is suspended, it and all other Libor Advances or Euro Advances shall be converted automatically into a Base Rate (Canada) Advance on the last day of the then current Interest Period or Euro Interest Period, respectively, applicable thereto (or on such earlier date as may be required to comply with any applicable Law).

(2) The Administrative Agent shall promptly notify the Borrower of the suspension of the Borrower’s right to request a Libor Advance or Euro Advance from the Lenders and of the termination of any such suspension.

Section 3.05. Interest on Advances. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it, from the date of such Advance until such principal amount is repaid in full, at the following rates per annum:

(a)

Base Rate (Canada) Advance. If and so long as such Advance is a Base Rate (Canada) Advance and subject as provided in the next following sentence, at a rate per annum equal at all times to the Base Rate (Canada) in effect from time to time plus the Applicable Margin, calculated daily and payable in arrears (i) on the first Business Day of each calendar month in each year; and (ii) when such Base Rate (Canada) Advance becomes due and payable in full pursuant to the provisions hereof. To the extent permitted by law, any amount of principal of, or interest on, any such Base Rate

(Canada) Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to the sum of (i) the Base Rate (Canada) in effect from time to time; (ii) the Applicable Margin; and (iii) 2% per annum.

(b)	Libor Advances. If and so long as such Advance is a Libor Advance and subject as provided in the next following sentence, at a rate per annum equal, at all times during each Interest Period for such Libor Advance, to the sum of the Libor Rate for such Interest Period plus the Applicable Margin calculated daily and payable in arrears on the earliest of (i) if the Interest Period is longer than 3 months, every 3 months after the date of the relevant Libor Advance; (ii) on the last day of such Interest Period; and (iii) when such Libor Advance becomes due and payable in full pursuant to the provisions hereof. To the extent permitted by law, any amount of principal or interest on any such Libor Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to the sum of (i) the Base Rate (Canada); (ii) the Applicable Margin; and (iii) 2% per annum.

(c)	Euro Advances. If and so long as such Advance is a Euro Advance and subject as provided in the next following sentence, at a rate per annum equal, at all times during each Euro Interest Period for such Euro Advance, to the sum of the Eurolibor Rate for such Euro Interest Period plus the Applicable Margin calculated daily and payable in arrears on the earliest of (i) if the Euro Interest Period is longer than 3 months, every 3 months after the date of the relevant Euro Advance; (ii) on the last day of such Euro Interest Period; and (iii) when such Euro Advance becomes due and payable in full pursuant to the provisions hereof. To the extent permitted by law, any amount of principal or interest on any such Euro Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to the sum of (i) the Base Rate (Canada); (ii) the Applicable Margin; and (iii) 2% per annum.

Each determination by the Administrative Agent of the applicable rate of interest in respect of a Borrowing pursuant to this Section 3.05 shall, in the absence of manifest error, be final, conclusive and binding on the Borrower. Upon determination of the rate of interest applicable to a Libor Advance or a Euro Advance, the Administrative Agent shall notify the relevant Borrower and each relevant Lender of such rate.

Section 3.06. Limitation on Interest Periods.

Notwithstanding any other provision of this Agreement, until such time as the Administrative Agent has advised the Borrower of the successful syndication of the Credit Facilities, interest periods in respect of Borrowings shall not exceed thirty days without the consent of the Administrative Agent.

ARTICLE 4

SECURITY

Section 4.01. Security.

(1)	On or prior to the initial Accommodation under the Credit Facilities, the Company shall provide or cause to be provided, as the case may be, to the Administrative Agent, for and on behalf of the Lenders, as continuing collateral security for the present and future indebtedness and liability of the Company and its Subsidiaries to the Administrative Agent and the Lenders hereunder and under the other Loan Documents, the following security (the “Security”), in form and substance satisfactory to the Administrative Agent, together with any relevant power of attorney, registrations, filings and other supporting documentation deemed necessary by the Administrative Agent or its counsel to perfect the same or otherwise in respect thereof:

(i)	A guarantee substantially in the form of Schedule 9 executed by each of the Company’s Subsidiaries as necessary to comply with Section 7.01(m) of this Agreement (each, together with the guarantees referenced in Section 4.01(2)(i) below, being a “Guarantee”);

(ii)	a general security agreement dated as of the date hereof constituting a first-ranking and exclusive charge on all personal property and assets of each Loan Party, subject, if and to the extent applicable, to any Permitted Lien (each being a “Security Agreement”);

(iii)	a first priority securities pledge agreement governed by Ontario law and, where appropriate, an additional pledge agreement governed by German Law, in respect of all Shares acquired by, or to be acquired by, the Borrower and all shares of the Borrower and each Guarantor or other securities held by each Loan Party (together with all certificates evidencing such share or securities ownership) (each being a “Pledge Agreement”);

(iv)	a specific assignment of intellectual property in respect of each Loan Party that holds any Intellectual Property; and

(v)	the Account Control Agreement.

(2)	If and when to the extent permitted by applicable law, the Company shall cause to be provided to the Administrative Agent, for and on behalf of the Lenders, as continuing collateral security for the present and future indebtedness and liability of the Company and its Subsidiaries to the Administrative Agent and the Lenders hereunder and under the other Loan Documents, the following additional security (the “Additional Security”), in form and substance satisfactory to the Administrative Agent, together with any relevant power of attorney, registrations, filings and other supporting documentation deemed necessary by the Administrative Agent or its counsel to perfect the same or otherwise in respect thereof:

(i)	A guarantee substantially in the form of Schedule 9 executed by each of Target and its Subsidiaries as necessary to comply with Section 7.01(m) of this Agreement;

(ii)	a general security agreement constituting a first-ranking and exclusive charge on all personal property and assets of Target and each of its Subsidiaries, subject, if and to the extent applicable, to any Permitted Lien as necessary to comply with Section 7.01(m) of this Agreement;

(iii)	a first priority securities pledge agreement in respect of all shares of Target and each Guarantor which is a Subsidiary of Target (together with all certificates evidencing such share or securities ownership) as necessary to comply with Section 7.01(m) of this Agreement;

(iv)	a specific assignment of intellectual property in respect of Target and each of its Subsidiaries that holds any Intellectual Property;

(v)	a security assignment (Sicherungsabtretung) under German law of all receivables held by any of the Loan Parties residing in, or acting through an office situated in Germany;

(vi)	a security transfer of ownership (Sicherungsübereignung) under German law of all chattels (bewegliche Sachen) situated in Germany held by any of the Loan Parties; and

(vii)	such other security in respect of Target or its Subsidiaries (which are Guarantors) as the Administrative Agent may reasonably request from time to time.

(3)	The Company will from time to time at its expense duly authorize, execute and deliver to the Administrative Agent such further instruments and documents and take such further action as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to the Administrative Agent by the Loan Documents and of the rights and remedies therein granted to the Administrative Agent, including the filing of financing statements or other documents under any applicable Law with respect to the Liens created thereby. The Company acknowledges that the Loan Documents have been prepared on the basis of applicable Law in effect on the date hereof, and that changes to applicable Law may require the execution and delivery of different forms of documentation, and accordingly the Administrative Agent shall have the right (acting reasonably) to require that the Loan Documents be amended, supplemented or replaced (and the Company shall duly authorize, execute and deliver to the Administrative Agent any such amendment, supplement or replacement reasonably requested by the Administrative Agent with respect to any of the Loan Documents) within 30 days of request therefor (i) to reflect any change in applicable Law, whether arising as a result of statutory amendments, court decisions or otherwise; (ii) to facilitate the creation and registration of appropriate forms of security in applicable jurisdictions; or (iii) to confer upon the Administrative Agent Liens similar to the Liens created or intended to be created by the Loan Documents.

(4)	The Security shall provide in accordance with its terms that it is also securing, on a pro rata basis, the indebtedness and liability of the Company and its Subsidiaries to Royal Bank of Canada in respect of the Cdn.$10,000,000 operating facility provided to the Company by Royal Bank of Canada and the indebtedness and liability of the Company and its Subsidiaries under Permitted Hedging Obligations.

ARTICLE 5

CONDITIONS OF LENDING

Section 5.01. Conditions Precedent to the Initial Accommodation.

(1)	The obligation of the Lenders to make their initial Accommodation under the Credit Facility on or after the date hereof is subject to the Administrative Agent having received all of the documents and other evidence listed in Schedule 10 in a form and substance satisfactory to it.

(2)	In addition to the conditions precedent set out above, in the event that on the date the Borrower issues an Accommodation Notice for a Borrowing under the Tranche A Facility, the Borrower has not (either concurrently or as a result of prior take up and pay events) either (i) acquired Target Equity representing not less than 75% of all Target Equity then outstanding, or (ii) obtained full access to and direct benefit from the operational cash flow of the Target and its Subsidiaries in accordance with Section 7.01(p), it shall be a condition precedent to such Borrowing under the Tranche A Credit Facility that the Borrower has deposited with the Administrative Agent cash collateral (on terms and conditions acceptable to the Administrative Agent) in an amount (a) equal to the amount requested to be drawn under the Tranche A Credit Facility in respect of drawings up to €44,000,000, and (b) equal to 50% of the amount requested to be drawn under the Tranche A Credit Facility in respect of drawings in excess of €44,000,000.

Section 5.02. Conditions Precedent to All Accommodations and Conversions.

(1)	Subject to Section 5.04 (Certain Funds), the obligation of each Lender to make Accommodations or otherwise give effect to any Accommodation Notice hereunder shall be subject to the conditions precedent that on the date of such Accommodation Notice and Accommodation, and immediately after giving effect thereto and to the application of any proceeds therefrom;

(a)	all of the representations and warranties of the Loan Parties herein are true and correct on and as of such date as though made on and as of such date (except as disclosed to and accepted by the Lenders); and

(b)	no event or condition has occurred and is continuing, or would result from such Accommodation or giving effect to such Accommodation Notice, which constitutes a Default or an Event of Default.

(c)	The obligation of each Lender to make such Accommodations, or otherwise give effect to any Accommodation Notice hereunder, shall be subject to the condition precedent that on the making of such Accommodation hereunder will not violate any applicable Law then in effect.

(2)	Each of the giving of any Accommodation Notice by the Borrower and the acceptance by the Borrower of any Accommodation shall be deemed to constitute a representation and warranty by the Borrower that, on the date of such Accommodation Notice or Accommodation, as the case may be, and after giving effect thereto and to the application of any proceeds therefrom, the statements set forth in Section 5.02(1) are true and correct (except as disclosed to and accepted by the Lenders).

Section 5.03. No Waiver. The making of an Accommodation or otherwise giving effect to any Accommodation Notice hereunder, without the fulfilment of one or more conditions set forth in Section 5.01 or 5.02, shall not constitute a waiver of any such condition, and the Lenders reserve the right to require fulfilment of such condition in connection with any subsequent Accommodation Notice or Accommodation.

Section 5.04. Certain Funds.

(3)	Notwithstanding any other term of any Loan Document, during the Certain Funds Period, subject to (i) all conditions precedent specified on Section 5.01(1) (other than (e) in Schedule 10) and Section 5.01(2) being met; (ii) it not being unlawful for a Lender to make an Advance or maintain its Commitment; and (iii) provided no Drawstop is outstanding or will result form the making of the Advance, no Lender is entitled to:

(i)	refuse to make available any Advance for the purposes specified in Section 2.03(i) ; and/or

(ii)	except in respect of any Drawstop which is also an Event of Default that has occurred and is continuing;

a.	cancel its Commitment or invoke any right or discretion under this Agreement to require the cancellation of its Commitment;

b.	exercise any right of rescission or similar right or remedy which it may have in relation to any Accommodation;

c.	exercise any right of set-off or counterclaim; or

d.	take any action set out in Article 8 or otherwise accelerate or invoke any right or discretion under this Agreement requiring any repayment or prepayment of any Accommodation;

except as provided in Section 5.04(2)

(4)	Nothing in this Section 5.04 affects the right of any Lender in respect of any outstanding Default or Event of Default upon expiry of the Certain Funds Period.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Section 6.01. Representations and Warranties. The Company represents and warrants to the Administrative Agent, RBC Europe and the Lenders, acknowledging and confirming that the Administrative Agent, RBC Europe and each Lender is relying thereon without independent inquiry in entering into this Agreement and providing Accommodations hereunder, that:

(a)	Existence and Standing. The Company and each of its Subsidiaries is a corporation, partnership or other entity, as the case may be, incorporated or organised and subsisting under the laws of its jurisdiction of incorporation or organization, in each case, as specified on Schedule 6.01(a) and has all requisite corporate or other power and authority to own, hold under license or lease its property, undertaking and assets and to carry on (i) its business as now conducted (and as now proposed to be conducted); and (ii) the transactions contemplated by this Agreement and each other Loan Document to which it is a party.

(b)	Corporate Power. The Company and each of its Subsidiaries has all requisite corporate, partnership or other power and authority to enter into and perform its obligations under the Agreement and each other Loan Document to which it is a party, and to do all acts and things and execute and deliver all other documents and instruments as are required hereunder or thereunder to be done, observed or performed by it in accordance with the terms hereof and thereof.

(c)	Conflict with Other Instruments. The execution and delivery by the Company and each of its Subsidiaries and the performance by it of its obligations under, in compliance with the terms, conditions and provisions of, this Agreement and each other Loan Document to which it is a party will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) its articles, by-laws, partnership agreement or other organization documents, as the case may be; (ii) any applicable Law; (iii) any material contractual restriction binding on or affecting it or its assets; or (iv) any material judgment, injunction, determination or award which is binding on it.

(d)

Corporate Action, Governmental Approvals, etc. The execution and delivery by the Company and each of it Subsidiaries of this Agreement and each of the Loan Documents to which it is a party, and the performance by it of its obligations thereunder have been duly authorized by all necessary corporate, partnership or other action including, without limitation, the obtaining of all necessary shareholder, partnership or other relevant consents. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person, is or was necessary in connection with the execution, delivery and performance of the Company’s or any of its Subsidiaries’ obligations under this Agreement and the other Loan Documents to which it is a party, except such as are in full force and effect, unamended at the date hereof.

(e)	Due Execution; Validity and Enforceability; Defaults. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party has been duly executed and delivered, as the case may be, by the Company and each of its Subsidiaries which is a party thereto and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by the availability of equitable remedies and the effect of bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally), is (or will be immediately upon the execution thereof by such Person) in full force and effect unamended, and the Company and each of its Subsidiaries has performed and complied with all the terms, provisions, agreements and conditions set forth herein and therein and required to be performed or complied with by the Company or such Subsidiary, as the case may be.

(f)	Authorization etc. The Company and its Subsidiaries possess all material authorizations, permits, consents, registrations and approvals necessary to properly conduct its business.

(g)	Litigation and Other Proceedings. There is no litigation, arbitration, claim, dispute (whether labour, industrial or otherwise), governmental investigation, proceeding or inquiry pending or, to its knowledge, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(h)	Ownership of Assets. The Assets of the Company and its Subsidiaries are free and clear of all Liens other than Permitted Liens.

(i)	Ownership of Real Property. The Company and its Subsidiaries do not own any real property as at the date hereof.

(j)	Place of Business. For the purposes of Section 7(4) of the Personal Property Security Act (Ontario), each of the Company and the Borrower has one place of business only and such place of business is located in the Province of Ontario.

(k)	No Default Under this Agreement. No Default or Event of Default has occurred and is continuing.

(l)	Compliance with Other Legal Obligations. Neither the Company nor any of its Subsidiaries is in violation of any contractual obligation howsoever arising (whether under any agreement, indenture, mortgage, franchise, license or otherwise), judgment, decree, Law, order, statute, rule or regulation relating in any way to it, to the present or future operation of its business or to its present or future property or assets which would reasonably be expected to have a Material Adverse Effect.

(m)	Material Agreements; No Burdensome Restrictions. Neither the Company nor any of its Subsidiaries is a party to nor bound by any contractual obligation which could reasonably be expected to have a Material Adverse Effect.

(n)	Residency. Neither the Borrower nor the Company is a non-resident of Canada for the purposes of the Income Tax Act (Canada).

(o)	Taxes. The Company and its Subsidiaries have filed or caused to be filed all tax returns which, to its knowledge, are required to have been filed (except for a non-material State of Illinois filing, the details of which have been provided to the Administrative Agent), and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Entity (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in its books); and no tax liens have been filed and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges.

(p)	Financial Statements. The financial statements of the Company for its most recently-ended fiscal period which have been provided to the Administrative Agent are accurate and complete in all material respects, and fairly present the consolidated financial condition and business operations of the Company, as at the date thereof and are prepared in a form and manner consistent with existing financial reporting practices of the Company in accordance with GAAP.

(q)	Land Leases. All land leases are in full force and effect with no material default thereunder.

(r)

Environmental Laws. The Company’s and its Subsidiaries’ business and other assets (i) are in compliance with all Environmental Laws; and (ii) possess and are operated in compliance with all permits which are required under all applicable Environmental Laws for the operation of such business and assets. To the best of the knowledge of the Company, the Company’s and its Subsidiaries’ business and other assets are not subject to any past or present fact, condition or circumstance that could result in any liability under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(s)	Pension Plan. All pension plans established by the Company or any of its Subsidiaries for any of its employees are duly registered where required by, and in good standing under, applicable Law, and all required contributions under such plans have been made and the respective funds are funded in accordance with the rules of the applicable pension plan and applicable Law and no material past service or experienced deficiency funding liabilities exist thereunder.

(t)	Insurance. The Company and its Subsidiaries maintain insurance (including business interruption insurance, property insurance and general liability insurance) with responsible insurance carriers and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties.

(u)	Material Adverse Effect. Since the date of the last audited annual financial statements of the Company delivered in accordance with Section 7.01(a), there has occurred no event which has had a Material Adverse Effect or which could reasonably be expected to have a Material Adverse Effect.

(v)	Registered Rights – Schedule 6 sets forth a complete list and a brief description at the date of this Agreement of all Intellectual Property which has been registered, or for which applications for registration have been filed, by or on behalf of the Company or any of its Subsidiaries in any jurisdiction.

(w)	Contracts and Liens – Any Technology that is material to the business of the Company or any of its Subsidiaries is owned (as opposed to being held under Contract) by one of such Persons free and clear of any Liens.

(x)

Licenses – Schedule 6 sets forth a complete list and brief description at the date of this Agreement of the Technology which is material to the operation of the business of the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries is not the sole beneficial and registered owner, other than open-source Technology or Technology for which a replacement would be readily available. Each of the Company and its Subsidiaries is using or holding the Technology of which it is not the sole beneficial and registered owner with the consent of or a licence from the owner of such Technology, all of which such consents or licences are in full force and effect and no default exists on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, on the part of any of the parties thereto.

(y)	Validity – Except as disclosed in Schedule 6 or otherwise in writing to the Administrative Agent:

(i)	all of the Intellectual Property necessary for the business of the Company and its Subsidiaries is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in its abandonment, cancellation or unenforceability; and

(ii)	all Intellectual Property consisting of issued registrations, or in the case of inventions, issued patents, is valid and enforceable.

(z)	Infringements by Others – Except as disclosed in Schedule 6 or otherwise in writing to the Administrative Agent:

(i)	there are no material Claims by the Company or any of its Subsidiaries relating to breaches, violations, infringements or interferences with any of the Technology by any other Person and none of the Company or any of its Subsidiaries has any knowledge of any facts upon which such a Claim could be based; and

(ii)	no other Person is using any of the Technology so as to breach, violate, infringe or interfere, in each case in a manner that would be material to the operation of the business of the Company or any of its Subsidiaries with the rights of the Company or any of its Subsidiaries.

(aa)	Infringements by the Company or any of its Subsidiaries - Except as disclosed in Schedule 6 or otherwise in writing to the Administrative Agent:

(i)	there are no Claims in progress or pending or threatened against the Company or any of its Subsidiaries which have any reasonable possibility of having a Material Adverse Effect relating to the Technology and there is no valid basis for any such Claim; and

(ii)	the carrying on of the Company’s business and the carrying on of each Subsidiary’s business and the use, possession, reproduction, distribution, sale, licensing, sublicensing or other dealings involving any of the Technology does not breach, violate, infringe or interfere with any rights of any other Person in a manner which has any reasonable possibility of having a Material Adverse Effect.

(bb)	Information Technology – The Information Technology:

(i)	is suitable for the purposes for which it is being used and is proposed to be used based on the plans and forecasts of the Company and its Subsidiaries including their forecasted growth;

(ii)	is complete for the moment; other computer hardware, software, system or other information technology will undoubtedly be needed or advisable in order to carry on the Company’s business and the business of each Subsidiary in the future as developments unfold in the area of information technology;

(iii)	is free from known material defects or deficiencies;

(iv)	does not require a material upgrade or replacement within the two month period after the Initial Funding and none are planned other than in the ordinary course of business and consistent with (i) above;

(v)	does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Information Technology, including computer viruses, time locks or any code, instruction or device that may be used without authority to access, modify, delete or damage any of the Information Technology.

(cc)	Officers, Employees and Consultants - The Technology does not include any Technology in respect of which any of the Company’s or any of its Subsidiary’s officers, employees or consultants have any rights. All current and former officers, employees and consultants have assigned in writing all of their rights in the Technology to the Company or its Subsidiaries and have waived in writing any moral rights that they may hold in any Assets consisting of copyrighted works.

(dd)	[Intentionally Deleted.]

(ee)	Completeness of Disclosure - All written information and data concerning the Company and its Subsidiaries that have been prepared by it or any of its representatives or advisors and that have been made available to the Administrative Agent or the Lenders are and, at the time such information and data were made available, were true and correct in all material respects and do not and, at the time such information and data were made available, did not contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements contained in such information and data not misleading in light of the circumstances under which such statements were made.

(ff)	Intellectual Property. The Company maintains, and causes its Subsidiaries to maintain, any Intellectual Property which is material to the business of the Company or its Subsidiaries in the name of the Borrower or a Guarantor.

Section 6.02. Survival of Representations and Warranties. The representations and warranties herein set forth or contained in any certificates or documents delivered to the Administrative Agent pursuant hereto shall not merge in or be prejudiced by and shall survive any Accommodation hereunder and shall continue in full force and effect (as of the date when made or deemed to be made) so long as any amounts are owing by the Company to RBC Europe or the Lenders hereunder.

ARTICLE 7

COVENANTS OF THE COMPANY

Section 7.01. Affirmative Covenants. So long as any amount owing hereunder remains unpaid or the Administrative Agent or any Lender has any obligation under this Agreement or RBC Europe shall have any obligations or liability in respect of the Cash Confirmation Letter and unless consent is given in accordance with Section 10.01 hereof, the Company shall:

(a)	Reporting Requirements. During the term of this Agreement, prepare (where applicable, in accordance with GAAP) and deliver to the Administrative Agent in a form satisfactory to the Administrative Agent:

(i)	as soon as practicable and in any event within 45 days of the end of each of the first three Financial Quarters in each Financial Year, the interim unaudited consolidated financial statements of the Company as at the end of such Financial Quarter, prepared in accordance with GAAP and including, without limitation (x) a balance sheet as at the end of such Financial Quarter, and (y) a statement of earnings, and cash flows for such Financial Quarter;

(ii)	as soon as practicable and in any event within 120 days of the end of each Financial Year, the audited consolidated financial statements of the Company as at the end of such Financial Year, prepared in accordance with GAAP and including, without limitation, a (x) a balance sheet as at the end of such Financial Quarter, and (y) a statement of earnings, retained earnings and cash flows for such Financial Quarter;

(iii)	together with the financial statements delivered pursuant to (i) and (ii) above, a Compliance Certificate;

(iv)	within 60 days of the end of each Financial Year (in each case, approved by the board of directors of the Company), (a) a detailed annual business plan (the “Annual Business Plan”) in respect of the current Financial Year, and (b) an updated two year financial forecast (substantially in the form of the two year financial forecast provided to RBC Europe and the Lenders in connection herewith), in each case, for the Company on a consolidated basis.

(b)	Environmental Reporting. Promptly, and in any event within 10 days of the applicable event, deliver to the Administrative Agent a detailed statement describing any of the following occurrences (i) any order or judgment of any Governmental Entity requiring the Company or any of its Subsidiaries to incur environmental liabilities in excess of $100,000 in any one instance; (ii) any state of affairs on any of the owned or leased properties of the Company or any of its Subsidiaries which could result in the incurrence by the Company or its Subsidiaries of environmental liabilities (y) in excess of $1,000,000; and (iii) the action taken or proposed to be taken in connection with such occurrences.

(c)	Additional Reporting Requirements. Deliver to the Administrative Agent (i) as soon as practicable and in any event within 3 Business Days after the Company becomes aware of the occurrence of each Default or Event of Default, a statement of a Responsible Officer of the Company setting forth the details of such Default or Event of Default and the action which the Company proposes to take or have taken with respect thereto; (ii) promptly, and in any event within ten days after the Company or any of its Subsidiaries receives notice of any suit, proceeding or similar action commenced or threatened by any Governmental Entity or other Person which is reasonably likely to have a Material Adverse Effect; (iii) promptly upon the acquisition or lease, details of the acquisition or lease of any additional real property by the Company or any of its Subsidiaries; and (iv) such other information respecting the condition, operations, financial or otherwise, of the business of the Company or any of its Subsidiaries as the Administrative Agent may from time to time reasonably request.

(d)	Corporate Existence. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, subject to Section 7.02(c), its corporate, partnership or other existence pursuant to the laws of its jurisdiction of incorporation or formation, as the case may be, specified in Schedule 6.01(a).

(e)	Compliance with Laws, etc. Comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable Laws (including all applicable Environmental Laws) in all material respects.

(f)	Conduct of Business. Conduct, and cause each of its Subsidiaries to conduct, its business in a prudent manner and consistent with good business practices.

(g)	Books and Records. Keep, and cause each of its Subsidiaries to keep, proper books of account and records in accordance with sound and consistent accounting practices, covering all of its business and affairs on a current basis and, at any time and from time to time, permit, or cause to be permitted, a representative of the Lenders to inspect its books of account, records, financial and accounting data (whether electronically created and stored or otherwise) and documents (whether all or any portion of the same may be located at the business premises of the Company or any of its Subsidiaries or in the possession or control of any custodian, sub-custodian or other authorized Person from time to time on behalf of the Company or any of its Subsidiaries) and to make copies, notes and abstracts therefrom, all during reasonable business hours and upon reasonable notice by the Administrative Agent.

(h)	Change of Name. If it intends to change its name or that of any of its Subsidiaries, or the jurisdiction of its organization, or its place of administration or principal (or chief executive) office, notify the Administrative Agent in writing of all relevant details of such change at least 30 days prior to the date that any such change shall become effective.

(i)	Payment of Taxes and Claims. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its Assets; and (ii) all lawful Claims which, if unpaid, might by Law become a Lien (other than a Permitted Lien) upon its Assets, except any such tax or Claim which is being contested in good faith and by proper proceedings, and except for any Permitted Liens.

(j)	Cure Defects. Promptly cure or cause to be cured any defects in the execution and delivery of any of the Loan Documents or any of the other agreements, instruments or documents contemplated thereby or executed pursuant thereto or any defects in the validity or enforceability of any of the Loan Documents and execute and deliver or cause to be executed and delivered all such agreements, instruments and other documents as the Administrative Agent may consider necessary or desirable for the foregoing purposes.

(k)	Insurance. Insure and keep insured, and cause each of its Subsidiaries to insure and keep insured, its Assets against such risks, in such amounts and in such manner as is usual in the case of Persons similarly situated and operating generally similar businesses as the Company and its Subsidiaries and with such reputable insurance companies as they may select, and (upon request by the Administrative Agent) to take such actions as may be necessary to have the Administrative Agent identified as first loss payee on any such insurance policies and to provide evidence thereof to the Administrative Agent.

(l)	Further Assurances. At the Company’s cost and expense, upon request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent to carry out more effectually the provisions and purposes of the Loan Documents.

(m)	Guarantees. Cause its Subsidiaries to provide Guarantees (together with such security documents as the Administrative Agent may request) so that the result is that: (x) the EBITDA of the Company and the Guarantors represents in the aggregate at least 90% of Consolidated EBITDA without taking into account the EBITDA of Target and its Subsidiaries; and (y) the Assets of the Company and the Guarantors represent in the aggregate at least 90% of Consolidated Assets without taking into account the Assets of Target and its Subsidiaries. The Company shall ensure that Schedule 5 provided herein, which sets out a list of the Company and its Subsidiaries and Schedule 6 which sets out such parties’ ownership or other interests in Intellectual Property, are kept up-to-date, accurate and complete in all material respects and in the event of any changes shall cause an updated version of such schedules to be prepared and delivered promptly to the Administrative Agent.

(n)	Undertaking. Provide sufficient funds by way of additional equity or subordinated shareholder loan (in form and substance satisfactory to the Lenders) to the Borrower to fund any additional compensation for the Shares as may be required by any court decision.

(o)	Available Funds – Maintain sufficient cash on hand (including cash in accounts which are subject to the Account Control Agreement) which together with funds available pursuant to the Credit Facilities and undrawn and available credit pursuant to the Company’s existing Cdn.$10,000,000 operating facility are sufficient to fund the Offer.

(p)	Restructuring - Cause the Borrower to obtain full access to, and directly benefit from the operational cash flow of, Target and its Subsidiaries as soon as practicable after the date of the initial Advance under the Agreement by way of a domination agreement (Beherrschungsvertrag) and, if determined by the Company to be appropriate, a profit and loss pooling agreement (in each case in a form approved by the Administrative Agent) between the Borrower and the Target (and between any other Subsidiaries of the Borrower) or by other means (if any) which in accordance with German law puts the Lenders in no worse a position than they would have been if the domination agreement(s) and, if applicable, any such profit and loss pooling agreement(s) referred to in this paragraph (p) had been entered into.

(q)	Squeeze-Out - As soon as practicable following the date on which the Company or the Borrower acquires, directly or indirectly, at least 95% of the Target Equity (such date, the “Squeeze-Out Date”), upon the request of the Majority Lenders cause the Borrower to take all steps required to achieve a transfer of the remaining shares of Target to the Borrower under section 327a et seq of the German Stock Corporation Act (Aktiengesetz).

(r)	Intellectual Property. Maintain, and shall cause its Subsidiaries to maintain, any Intellectual Property which is material to the business of the Company or its Subsidiaries in the name of the Borrower or a Guarantor.

(s)	Updates. Provide updated copies of Schedules 6 and 7 to the Administrative Agent so that the representations and warranties in Sections 6.01(v) – (x) and (bb)(ii) continue to be true as if given on each day during the term of the Credit Facilities.

(t)	Aggregate Mark-to-Market Exposure. If the Aggregate Mark-to-Market Exposure of all Permitted Hedging Obligations entered into by the Company or any of its Subsidiaries results at any time in a negative value of greater than U.S.$5,000,000 (or the Equivalent Amount in another currency), immediately terminate or re-price, or cause the termination or re-pricing, of such agreements or take other actions acceptable to the Majority Lenders so that the negative value is reduced to no more than U.S.$4,500,000 (or the Equivalent Amount in another currency).

Section 7.02. Negative Covenants. So long as any amount owing hereunder remains unpaid or the Administrative Agent or any Lender has any obligation under this Agreement or RBC Europe shall have any obligation or liability in respect of the Cash Confirmation Letter, and unless consent is given in accordance with Section 10.01 hereof, the Company shall not:

(a)	Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than (i) Debt hereunder; (ii) the Permitted Debt; and (iii) Debt between the Company and its Subsidiaries or between the Subsidiaries of the Company.

(b)	Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on any of its Assets, other than Permitted Liens.

(c)	Mergers, Etc. Enter into, or permit any of its Subsidiaries to enter into, any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, winding-up, merger, transfer, sale, lease or otherwise) whereby all or any substantial part of its undertaking or assets would become the property of any other Person, other than transactions between the Company and any of its Subsidiaries or between Subsidiaries of the Company.

(d)	Disposal of Assets Generally. Dispose of, or permit any of its Subsidiaries to Dispose of, any Assets to any Person, other than Dispositions of Assets in the ordinary course of business. The Company shall apply, forthwith upon receipt thereof, the Net Proceeds from the Disposition of any Assets in excess of $10,000,000 or the Equivalent Amount in another currency in any Financial Year to the repayment of the Credit Facilities in accordance with, and subject to the exception set out in, Section 2.06.

(e)	Related Party Transactions. Directly or indirectly (i) purchase, acquire, lease or licence any material property, right or service from, or permit any of its Subsidiaries to purchase, acquire, lease or licence any material property, right or service from; or (ii) sell, transfer, lease or licence any Assets or right to, or permit any of its Subsidiaries to sell, transfer, lease or licence any Assets or right to, any Person not at Arm’s Length with the Company and its Subsidiaries, except at prices and on terms not less favourable to the Company or its Subsidiaries than those which would have been obtained in an Arm’s Length transaction with an Arm’s Length Person, provided that, for greater certainty, the foregoing is not to exclude royalty payments among the Company and its Subsidiaries consistent with their normal business practices.

(f)	Change in Business. Engage in, or permit any of its Subsidiaries to engage in, any business other than the Business.

(g)	Investments. Directly or indirectly, make or permit any of its Subsidiaries to make, any Investments other than: (i) Investments among the Company and the other Guarantors or between Guarantors; and (ii) Investment in an aggregate not exceeding $5,000,000.

(h)	Financial Year. Change, or permit any of its Subsidiaries to change, its Financial Year.

(i)	Capital Expenditures. Make or commit to make, or permit any of its Subsidiaries to make or commit to make, in any Financial Year, Capital Expenditures of more than $8,000,000 in any Financial Year.

(j)	Hedging Agreements. Enter into, or permit any of its Subsidiaries to enter into, any interest rate, currency rate or commodity hedging agreement (or similar understanding or obligation) except in the normal course of business and not for speculative purposes.

(k)	Distributions. Make or commit to make any Distributions.

Section 7.03. Financial Covenants

(1)	So long as any amount owing hereunder remains unpaid or the Administrative Agent or any Lender has any obligations under this Agreement or the Cash Confirmation Letter remains outstanding, and unless consent is given in accordance with Section 10.01 hereof, the Company shall:

(a)	Maintenance of Total Leverage Ratio. Maintain at all times, a ratio of Consolidated Debt (calculated without regard to Capital Lease Obligations) to Consolidated EBITDA, (the “Total Leverage Ratio”) of not more than (i) 3.5:1 for the period commencing on the Initial Funding Date to and including the date that is 270 days thereafter; and (ii) 2.5:1 for the period commencing on the date that is 271 days after the Initial Funding Date. Consolidated EBITDA shall be calculated at any time on the basis of the four most recently Completed Financial Quarters.

(b)	Maintenance of Consolidated Shareholders’ Equity. Maintain at all times, Consolidated Shareholders’ Equity of not less than the sum of (i) $146,160,000; (ii) 50% of Consolidated Net Income (to the extent positive) earned after June 30, 2003; and (iii) the Net Proceeds of the issuance of any equity securities by the Company after the date hereof.

(2)	Consolidated EBITDA shall be calculated on a pro forma basis to include the EBITDA of Target and its Subsidiaries as if Target and its Subsidiaries were acquired on the first day of the relevant period in respect of which Consolidated EBITDA is calculated.

ARTICLE 8

EVENTS OF DEFAULT

Section	8.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)	the Borrower shall fail to pay any principal amount of the Accommodations Outstanding when such amount becomes due and payable;

(b)	any Loan Party shall fail to pay any interest or fees when the same become due and payable hereunder and such failure shall remain unremedied for three Business Days;

(c)	any representation or warranty or certification made or deemed to be made by or on behalf of the Company or any of its Subsidiaries in this Agreement or any other Loan Document shall prove to have been incorrect when made or deemed to be made;

(d)	the Company shall fail to perform, observe or comply with any of the covenants contained in Section 7.02;

(e)	the Company shall fail to perform, observe or comply with any of the covenants contained in Section 7.03;

(f)	the Company or any of its Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document to which it is a party and such failure shall remain unremedied for 30 days following notice thereof by the Administrative Agent to the Company;

(g)	the Company or any of its Subsidiaries shall fail to pay the principal of or premium or interest on any Debt (excluding any Debt hereunder) which is outstanding in an aggregate principal amount exceeding $5,000,000 (taking into account amounts outstanding in any other currency at the Equivalent Amount at the time of such failure to pay), when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, if the effect of such event is to accelerate, or permit the acceleration of such Debt; or any such Debt shall be declared to be due and payable in accordance with its terms prior to the stated maturity thereof;

(h)	any judgment or order for the payment of money in excess of $5,000,000 (or the Equivalent Amount in any other currency) is rendered against or in respect of the Company or any of its Subsidiaries or any of their respective assets and either (i) enforcement proceedings have been commenced by a creditor upon the judgment or order, or (ii) there is any period of 10 consecutive days during which a stay of enforcement of the judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(i)	the Company or any of its Subsidiaries (i) becomes insolvent or generally not able to pay its debts as they become due; (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; (iii) institutes (or has instituted against it and remains undismissed or unstayed for 30 days) any proceedings seeking (w) to adjudicate it a bankrupt or insolvent, (x) liquidation, winding-up, reorganization, arrangement, adjustment, protection, release or composition of it or its debt under any law relating to bankruptcy, insolvency, reorganization or release of debtors including any plan of compromise or arrangement or other corporate proceedings involving or affecting its creditors, (y) the opening of insolvency proceedings (Insolvenzverfahren) under German laws, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets; or (iv) takes any corporate or other action to authorize any of the above actions;

(j)	the occurrence of a Change of Control;

(k)	any of the Loan Documents cease to be in full force and effect against the Loan Parties, and such failure shall remain unremedied for 10 Business Days following notice thereof by the Administrative Agent to the Company;

(l)	the validity of any of the Loan Documents or the applicability thereof to the Accommodations or any other obligations purported to be secured thereby or any part thereof shall be disaffirmed by or on behalf of the Loan Parties;

(m)	there shall be any Impermissible Qualification of or in respect of the audited financial statements or the notes thereto of the Company;

(n)	the occurrence of a Material Adverse Effect; or

(o)	any of the domination agreements or profit and loss agreements or other agreements to be entered into pursuant to Section 7.01(p) shall terminate or otherwise become unenforceable;

then, the Administrative Agent may by written notice to the Borrower (i) terminate the Lenders’ obligations to make further Accommodations under the Credit Facility; and (ii) (at the same time or at any time after such termination) declare the principal amount of all outstanding Advances, and all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Credit Facility to be immediately due and payable, without presentment, demand, protest or further notice of any kind (except as required by law), all of which are hereby expressly waived by the Borrower.

Upon the acceleration of any amount hereunder and notwithstanding anything herein to the contrary, the Company hereby acknowledges that it shall be then indebted to, and shall be obligated to pay to the Lenders, as a separate and absolute obligation, all unpaid principal amount of and accrued interest on Accommodations Outstanding, all Fees and all other amounts payable under this Agreement. Such payment to the Lenders when made shall be deemed to have been made in discharge of the Borrower’s obligations hereunder.

Section 8.02. Remedies Upon Demand and Default.

(1)	Upon a declaration that the Accommodations Outstanding under the Credit Facility are immediately due and payable pursuant to Section 8.01, the Administrative Agent may commence such legal action or proceedings as it, in its sole discretion, may deem expedient, including the commencement of enforcement proceedings under the Loan Documents or any other security granted by the Borrower to the Administrative Agent, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any of the Assets, or any other action or notice (except as required by law), all of which the Borrower hereby expressly waives.

(2)	The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are in addition to and not in substitution for any other rights or remedies. Nothing contained herein or in the Loan Documents or any other security hereafter held by the Administrative Agent and the Lenders with respect to the indebtedness or liability of the Company or any of its Subsidiaries to the Administrative Agent and the Lenders or any part thereof, nor any act or omission of the Administrative Agent and the Lenders with respect to the Loan Documents, the Collateral or such other security, shall in any way prejudice or affect the rights, remedies and powers of the Administrative Agent and the Lenders hereunder or under the Loan Documents or such Collateral.

ARTICLE 9

THE ADMINISTRATIVE AGENT AND THE LENDERS

Section 9.01. Authorization and Action.

(1)	Each Lender and RBC Europe irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to it by the terms of this Agreement, together with the powers reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall act or refrain from acting (and shall be fully protected in so doing) upon the joint instructions of the Majority Lenders and RBC Europe if applicable which instructions shall be binding upon all Lenders and RBC Europe if applicable. The Administrative Agent shall not be required to take any action which (i) exposes it to personal liability; (ii) is contrary to this Agreement or any applicable Law; (iii) would require it to become registered to do business in any jurisdiction where it is not now registered; or (iv) would subject it to taxation or additional taxation in any jurisdiction.

(2)	The Administrative Agent has no duties or obligations other than as set out in this Agreement and there shall not be construed against the Administrative Agent any implied duties (including fiduciary duties), obligations or covenants. The Administrative Agent may execute or perform, and may delegate the execution and performance of, any of its powers, rights, discretions and duties under the Loan Documents through or to any Persons designated by it. References in any Loan Document to the Administrative Agent shall include references to any such Persons.

(3)	The Administrative Agent is not obliged to (i) take or refrain from taking any action or exercise or refrain from exercising any right or discretion under the Loan Documents; or (ii) incur or subject itself to any cost in connection with the Loan Documents, unless it is first specifically indemnified or furnished with security by the Lenders and RBC Europe if applicable, in form and substance satisfactory to it (which may include further agreements of indemnity or the deposit of funds).

Section 9.02. No Liability. Neither the Administrative Agent nor its directors, officers, agents or employees shall be liable to any Lender and RBC Europe if applicable for any action taken or omitted to be taken by it or them in connection with the Loan Documents except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Administrative Agent (i) may treat any Lender and RBC Europe if applicable as the payee of amounts attributable to its Commitment unless and until the Administrative Agent receives an agreement in the form contemplated in Section 10.08; (ii) may consult with legal counsel (including legal counsel for the Company), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with their advice; (iii) makes no warranty or representation to any Lender or RBC Europe (if applicable) and shall not be responsible to any Lender or RBC Europe (if applicable) for the form, substance, accuracy or completeness of any Loan Document or any other documents or information made available to the Lenders or RBC Europe (if applicable); (iv) has no duty to inspect the property or assets (including books and records) of the Company or any other Person; (v) has no duty to ascertain or inquire as to the existence of a Default or an Event of Default or the observance of any of the terms or conditions of the Loan Documents, (vi) is not responsible to any Lender or RBC Europe (if applicable) for the execution, enforceability, genuineness, sufficiency or value of any of the Loan Documents; and (vii) shall incur no liability by acting upon any notice, certificate or other instrument believed by it to be genuine and signed or sent by the proper Person.

Section 9.03. Accommodations by Administrative Agent. The Administrative Agent has the same rights and powers under this Agreement with respect to its Commitment as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, underwrite an issue of securities of and generally engage in any kind of business with, the Company, any of its Subsidiaries or any Person who may do business with or own securities of such Persons, all as if it were not the Administrative Agent and without any duty to account to the Lenders.

Section 9.04. Holding of Security; Sharing of Payments, etc.

(1)	The Security shall be held by the Administrative Agent for the rateable benefit of the Lenders and RBC Europe (if applicable).

(2)	Each Lender and RBC Europe (if applicable) agrees with the other Lenders that it will not, without the prior consent of the other Lenders, take or obtain any Lien on any properties or assets of the Company or any of its Subsidiaries to secure the obligations of the Company or any of its Subsidiaries under this Agreement or any of the Loan Documents, except for the benefit of all Lenders and RBC Europe (if applicable) or as may otherwise be required by law.

(3)	If any Lender and RBC Europe (if applicable) obtains any payment (whether voluntary, involuntary or through the exercise of any right of set-off or realization of security) on account of Accommodations made by it (other than amounts paid pursuant to Section 10.06) in excess of its rateable share of payments obtained by all the Lenders and RBC Europe (if applicable), the Lender shall account to and pay over to the other Lenders their rateable share and shall, upon request, immediately purchase from the other Lenders such participations in the Accommodations made by the other Lenders as shall be necessary to cause the purchasing Lender to share the excess payment rateably with the other Lenders. If all or any portion of the excess payment is recovered from the purchasing Lender, the purchase price shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of the recovery together with an amount equal to the Lender’s rateable share (according to the proportion that the amount the Lender’s required repayment bears to the total amount recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount recovered. The Lender purchasing a participation from another Lender pursuant to this Section 9.04 may, to the fullest extent permitted by law, exercise all its rights of payment (including any right of set-off) with respect to such participation as fully as if the Lender were a direct creditor of the Borrower in the amount of the participation and the Borrower expressly acknowledges the creation of such right.

(4)	On request by, and at the expense of, the Borrower and provided no Event of Default has occurred and is continuing, the Administrative Agent is authorized to take such steps and execute such documents as may be necessary to discharge and release the Security to the extent required to allow any Disposition or Lien permitted hereunder to be consummated.

Section 9.05. Lender Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 9.06. Indemnification. Each Lender shall indemnify and save the Administrative Agent harmless (to the extent not reimbursed by the Borrower) rateably from any claim or loss suffered by, imposed upon or asserted against it as a result of, or arising out of, the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents provided that no Lender shall be liable for any part of such loss resulting from the gross negligence or wilful misconduct of the Administrative Agent in its capacity as agent. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its rateable share of any out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents (to the extent not reimbursed by the Borrower).

Section 9.07. Liability of the Lenders inter se. Each of the Lenders and RBC Europe (if applicable) agrees with each of the other Lenders that, except as otherwise expressly provided in this Agreement, none of the Lenders nor RBC Europe (if applicable) has or shall have any duty or obligation, or shall in any way be liable to any of the other Lenders nor RBC Europe (if applicable) in respect of the Loan Documents or any action taken or omitted to be taken in connection with them.

Section 9.08. Successor Agents. The Administrative Agent may (i) resign from its position as Administrative Agent at any time by giving written notice to the Lenders and RBC Europe (if applicable) and the Borrower; or (ii) be removed at any time for cause by the Majority Lenders (with the consent of RBC Europe (if applicable)), such resignation or removal to be effective upon the appointment of a successor Administrative Agent. Upon notice of any resignation or removal, the Majority Lenders have the right to appoint a successor Administrative Agent who (at any time that no Event of Default has occurred and is continuing) shall be acceptable to the Borrower, acting reasonably. If no successor Administrative Agent is appointed or has accepted the appointment within thirty days after the retiring Administrative Agent’s notice of resignation or removal, as the case may be, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender. Upon the acceptance of any such appointment by a successor Administrative Agent, the successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal, as the case may be, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Amendment.

(1)	Subject to subsections (2) and (3), no amendment or waiver of any provision of any of the Loan Documents, nor consent to any departure by the Company or any other Person from such provisions, is effective unless in writing and approved by the Majority Lenders and, at any time that RBC Europe shall have any obligation or liability in respect of the Cash Confirmation Letter, RBC Europe. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

(2)	Only written amendments, waivers or consents signed by all the Lenders and at any time that RBC Europe shall have any obligation or liability in respect of the Cash Confirmation Letter, RBC Europe, shall (i) subject any Lender to any additional obligation; (ii) reduce the principal or amount of, or interest on, directly or indirectly, any Accommodation Outstanding or any Fees; (iii) postpone any date fixed for any payment of principal of, or interest on, any Accommodation Outstanding or any Fees; (iv) change (y) the percentage of the Commitments, or (z) the number or percentage of Lenders required for the Lenders, or any of them, or the Administrative Agent to take any action; (v) change the definition of Majority Lenders; (vii) permit any amendment to or termination of any of the guarantees required hereunder or the other Loan Documents or release any of the guarantees or the collateral subject to the Security except in connection with any Disposition or Lien permitted under this Agreement (in which case no consent or approval of Lenders is required); or (viii) amend this Section 10.01(2).

(3)	The Borrower may increase the amount of the Commitment with the consent of (i) the Majority Lenders; and (ii) any Lender who, at the request of the Borrower has agreed, in its sole discretion, to increase its Lender’s Commitment, provided that no Lender shall be obligated to increase its Lender’s Commitment.

(4)	Only written amendments, waivers or consents signed by the Administrative Agent in addition to the Majority Lenders, shall affect the rights or duties of the Administrative Agent under the Loan Documents.

Section 10.02. Waiver.

(1)	No failure on the part of any Lender, RBC Europe or the Administrative Agent to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver of such right; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise of such right or the exercise of any other right.

(2)	Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the initial Accommodation and, notwithstanding such initial Accommodation or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of this transaction shall not prejudice any right of one party against any other party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 10.03. Evidence of Indebtedness and Accommodation Notices.

(1)	The indebtedness of the Borrower resulting from Accommodations under the Credit Facilities shall be evidenced by the records of the Lenders (or the Administrative Agent acting on behalf of the Lenders) which shall constitute prima facie evidence of such indebtedness absent manifest error.

(2)	Prior to the receipt of any Accommodation Notice, the Administrative Agent may act upon the basis of a notice by telephone (containing the same information as required to be contained in such Accommodation Notice) believed by it in good faith to be from an authorized person representing the Borrower. In the event of a conflict between the Administrative Agent’s record of any Accommodation and the Accommodation Notice, the Administrative Agent’s record shall prevail, absent manifest error.

Section

10.04. Notices, etc. Any notice, direction or other communication required or permitted to be given under this Agreement shall, except as otherwise permitted, be in writing and given by delivering it or sending it by telecopy or other similar form of recorded communication addressed, if to the Borrower, the Company, the Administrative Agent, RBC Europe or the Lenders, at the addresses shown on the signature pages. Any communication shall be deemed to have been validly and effectively given on the date of such delivery or transmission if such date is a Business Day and such delivery or transmission was made prior to 5:00 p.m. (Toronto time), or otherwise on the next

Business Day. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

Section 10.05. Confidentiality. Each Lender and RBC Europe agrees to ensure that financial statements or other information relating to the Company or any other Person which may be delivered to it pursuant to this Agreement and which are not publicly filed or otherwise made available to the public generally (and which are not independently known to the Lender or RBC Europe, respectively) will, to the extent permitted by Law, be treated confidentially by such Person and will not, except with the consent of the Company, be distributed or otherwise made available by such Person to any Person other than its directors, officers, employees, authorized agents, counsel or other representatives (provided the other representatives have agreed or are under a duty to keep all information confidential) required, in the reasonable opinion of the Lender or RBC Europe, to have such information. Each Lender and RBC Europe is authorized to deliver a copy of any financial statement or any other information which may be delivered to it pursuant to this Agreement, to (i) any actual or potential Participant or Assignee; (ii) any Governmental Entity having jurisdiction over the Lender or RBC Europe in order to comply with any applicable laws; and (iii) any Affiliate of the Lender or RBC Europe required, in the reasonable opinion of the Lender or RBC Europe, to have such information.

Section 10.06. Costs, Expenses and Indemnity.

(1)

The Company shall, whether or not the transactions contemplated in this Agreement are completed, indemnify and hold RBC Europe and each of the Lenders and the Administrative Agent and each of their respective officers, directors, employees and agents (each an “Indemnified Person”) harmless from, and shall pay to such Indemnified Person on demand any amounts required to compensate the Indemnified Person for, any claim or loss suffered by, imposed on, or asserted against, the Indemnified Person as a result of, connected with or arising out of (i) the preparation, execution and delivery of, preservation of rights under, enforcement of, or refinancing, renegotiation or restructuring of, the Loan Documents and any related amendment, waiver or consent; (ii) the amount of any fees for any advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent, RBC Europe and the Lenders with respect to the administration of the Credit Facilities, the Loan Documents or any transaction contemplated under the Loan Documents; (iii) a Default or an Event of Default; (iv) any proceedings brought against the Indemnified Person due to its entering into any of the Loan Documents and performing its obligations under the Loan Documents except to the extent caused by the gross negligence or wilful misconduct of the

Indemnified Person; and (v) the presence on or under or the discharge or likely discharge of hazardous substances from any of the properties used by the Company, any of its subsidiaries or the breach of any Environmental Law by the Company or any of its subsidiaries or by any mortgagor, owner, or lessee of such properties.

(2)

If, with respect to RBC Europe or any Lender, (i) any change in Law of general application, or any change in the interpretation or application of such Law occurring or becoming effective after the date hereof; or (ii) compliance by such Person with any direction, request or requirement (whether or not having the force of law) of any Governmental Entity made or becoming effective after the date hereof (being a direction, request or requirement which lenders customarily comply with), has the effect of causing any Loss to the Lender or reducing the Lender’s rate of return by (w) increasing the cost to the Lender of performing its obligations under this Agreement or in respect of any Accommodations Outstanding (including the costs of maintaining any capital, reserve or special deposit requirements (other than a reduction resulting from a higher rate or from a change in the calculation of income or capital tax relating to the Lender’s income or capital in general)), (x) requiring the Lender to maintain or allocate any capital or additional capital or affecting its allocation of capital in respect of its obligations under this Agreement or in respect of any Accommodations Outstanding, (y) reducing any amount payable to the Lender under this Agreement or in respect of any Accommodations Outstanding by any material amount, (z) causing the Lender to make any payment or to forego any return on, or calculated by reference to, any amount received or receivable by the Lender under this Agreement or in respect of any Accommodations Outstanding, then, subject to Section 10.06(3), the Lender may give notice to the Company specifying the nature of the event giving rise to the Loss and the Company may either (a) on demand, pay such amounts as the Lender specifies is necessary to compensate it for any such Loss, or (b) provided no Loss has yet been suffered by the Lender or the Company has paid the compensating amount to the Lender, repay the Accommodations Outstanding to such Lender and terminate the Lender’s Commitments all without affecting the Commitments or Accommodations Outstanding of any other Lender. Notwithstanding the foregoing, the Company shall not be liable for any such Loss arising more than 30 days prior to notice to the Company. A certificate as to the amount of any such Loss submitted in good faith by a Lender to the Company accompanied by reasonable details thereof shall be conclusive and binding for all purposes, absent manifest error.

(3)	The Company shall not be liable to compensate a Lender for any costs, reduction, payment or foregone return if such compensation is not being claimed as a general practice by such Lender from customers of such Lender who by agreement are liable to pay such or similar compensation. In determining the amount of compensation payable by the Company under this Agreement, such Lender shall use all reasonable efforts to minimize the compensation payable by the Company including using all reasonable efforts to obtain refunds or credits in the ordinary course of its business, and any compensation paid by the Company which is later determined not to have been properly payable or in respect of which a refund, credit or compensation has been received shall forthwith be reimbursed by such Lender to the Company.

(4)	The Company shall pay to each Lender on demand any amounts required to compensate the Lender for any Loss suffered or incurred by it as a result of (i) the failure of the Company to give any notice in the manner and at the times required by this Agreement; (ii) the failure of the Company to effect an Accommodation in the manner and at the time specified in any Accommodation Notice; or (iii) the failure of the Company to make a payment or a mandatory repayment in the manner and at the time specified in this Agreement. A certificate as to the amount of any Loss submitted in good faith by a Lender to the Company shall be conclusive and binding for all purposes, absent manifest error.

(5)	The provisions of this Section 10.06 shall survive the termination of this Agreement and the repayment of all Accommodations Outstanding. The Company acknowledges that neither its obligation to indemnify nor any actual indemnification by it of any Lender, the Administrative Agent, RBC Europe or any other Indemnified Person in respect of such Person’s losses for the legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

Section 10.07. Taxes.

(1)	The Company agrees to immediately pay any present or future stamp or documentary taxes or any other excise taxes or similar levies (all such taxes and levies being referred to as “Taxes”) which arise from any payment made by the Company or any of its Subsidiaries under any of the Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, any of the Loan Documents.

(2)	The Company shall indemnify the Lenders and the Administrative Agent for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable by the Company under this Section 10.07) paid by the Lenders or the Administrative Agent and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes, whether or not they were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Administrative Agent or the relevant Lender, as the case may be, make written demand for it. A certificate as to the amount of such Taxes submitted to the Company by the Administrative Agent or the relevant Lender shall be conclusive evidence, absent manifest error, of the amount due from the Company to the Administrative Agent or the Lenders, as the case may be.

(3)	The Borrower shall furnish to the Administrative Agent and the Lenders the original or a certified copy of a receipt evidencing payment of Taxes made by the Borrower as soon as available after the date of any payment of Taxes.

(4)	The Company agrees to immediately pay any and all Taxes imposed by Canada or any political subdivision or taxing authority thereof or therein which arise from any payment made by the Company under any of the Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, any of the Loan Documents.

(5)	The provisions of this Section 10.07 shall survive the termination of the Agreement and the repayment of all Accommodations Outstanding.

Section 10.08. Successors and Assigns.

(1)	This Agreement shall become effective when executed by the Borrower, the Company, the Administrative Agent and each Lender and after that time shall be binding upon and enure to the benefit of the Borrower, the Company, the Lenders and the Administrative Agent and their respective successors and permitted assigns.

(2)	Neither the Borrower nor the Company shall have the right to assign its rights or obligations under this Agreement or any interest in this Agreement without the prior written consent of all the Lenders.

(3)	A Lender may (i) grant participations in all or any part of its interest in the Credit Facility to one or more Persons (each a “Participant”), or (ii) upon prior written notice to the Administrative Agent and (so long as no Default or Event of Default has occurred and is continuing) the prior written consent of the Borrower (not to be unreasonably withheld) assign all or any part of its interest in the Credit Facilities to one or more Persons (each an “Assignee”), provided that in the case of any interest which is a partial interest (other than to any Affiliate of a Lender), such partial interest is not less than €4,000,000 or the Equivalent Amount in U.S.$ (or such lesser amount as agreed to by the Borrower and the Administrative Agent). A Lender granting a participation shall act on behalf of all of its Participants in all dealings with the Borrower in respect of the Credit Facilities and no Participant shall have any voting or consent rights with respect to any matter requiring the Lenders’ consent. The Borrower shall be under no obligation whatsoever to any Participant. In the case of an assignment, the Assignee shall have the same rights and benefits and be subject to the same limitations under the Loan Documents as it would have if it was a Lender.

(4)	A Lender may deliver to the Borrower an assignment and assumption agreement substantially in the form of Schedule 12 by which an Assignee of the Lender assumes the obligations and agrees to be bound by all the terms and conditions of this Agreement, all as if the Assignee had been an original party. Upon receipt by the Administrative Agent of a processing fee of $3,500 and the assignment and assumption agreement, the assigning Lender, the Company and the Borrower shall be released from its respective obligations under this Agreement (to the extent of such assignment and assumption) and shall have no liability or obligations to each other to such extent, except in respect of matters arising prior to the assignment.

(5)	Any assignment pursuant to this Section 10.08 will not constitute a repayment by the Borrower to the assigning or granting Lender of any Accommodation, nor a new Accommodation to the Borrower by such Lender or by the Assignee, as the case may be, and the parties acknowledge that the Borrower’s obligations with respect to any such Accommodations will continue and will not constitute new obligations.

Section 10.09. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, to the fullest extent permitted by law (including general principles of common law), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower or the Company against any and all of the obligations of the Borrower or the Company under any of the Loan Documents, irrespective of whether or not the Lender has made demand under any of the Loan Documents and although such obligations may be unmatured or contingent. If an obligation is unascertained, the Lender may, in good faith, estimate the obligation and exercise its right of set-off in respect of the estimate, subject to providing the Company with an accounting when the obligation is finally determined. Each Lender shall promptly notify the Company after any set-off and application is made by it, provided that the failure to give notice shall not affect the validity of the set-off and application. The rights of the Lenders under this Section 10.09 are in addition to other rights and remedies (including all other rights of set-off) which the Lenders may have.

Section 10.10. Accommodations by Lenders. The failure of any Lender to make an Accommodation shall not relieve any other Lender of its obligations in connection with such Accommodation, but no Lender is responsible for any other Lender’s failure in respect of an Accommodation. Unless the Administrative Agent receives notice from a Lender prior to the date of any Accommodation that the Lender will not make its rateable portion of the Accommodation available to the Administrative Agent, the Administrative Agent may assume that the Lender has made its portion so available on the date of the Accommodation and may, in reliance upon such assumption, make a corresponding amount available to the Borrower. If the Lender has not made its rateable portion available to the Administrative Agent, the Lender shall pay the corresponding amount to the Administrative Agent immediately upon demand. If the Lender pays the corresponding amount to the Administrative Agent, the amount so paid shall constitute the Lender’s part of the Accommodation for purposes of this Agreement. If the Lender does not pay the amount to the Administrative Agent immediately upon demand and such amount has been made available to the Borrower, the Borrower shall pay the corresponding amount to the Administrative Agent immediately upon demand and any amount received and so reimbursed would not and will not constitute an Accommodation. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on the corresponding amount, for each day from the date the amount was made available to the Borrower until the date it is repaid to the Administrative Agent, at a rate per annum equal to the Administrative Agent’s cost of funds.

Section 10.11. Rateable Payments. Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make the payment in full, the Administrative Agent may assume that the Borrower has made the payment in full on that date and may, in reliance upon that assumption, distribute to each Lender on the due date an amount equal to the amount then due to the Lender. If the Borrower has not made the payment in full, each Lender shall repay to the Administrative Agent immediately upon demand the amount distributed to it together with interest for each day from the date such amount was distributed to the Lender until the date the Lender repays it to the Administrative Agent, at a rate per annum equal to the Administrative Agent’s cost of funds.

Section 10.12. Interest on Accounts. Except as may be expressly provided otherwise in this Agreement, all amounts owed by the Borrower to the Administrative Agent and to any of the Lenders, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall (to the extent permitted by Law) bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the sum of the Base Rate (Canada) in effect from time to time, the Applicable Margin and 2%.

Section 10.13. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 10.14. Consent to Jurisdiction. The Borrower, the Company and each Lender and the Administrative Agent hereby irrevocably submits to the non-exclusive jurisdiction of any Ontario court sitting in Toronto, Ontario in any action or proceeding arising out of or relating to the Loan Documents and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ontario court. The Borrower, the Company, each Lender and the Administrative Agent hereby irrevocably waives, to the fullest extent each may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. The Borrower, the Company, each Lender and the Administrative Agent agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 10.15. Counterparts. This Agreement may be executed in any number of counterparts (including by way of facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10.16. Severability. Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction, does not invalidate, affect or impair the remaining provisions thereof and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable such provision in any other jurisdiction.

ARTICLE 11

GUARANTEE

Section 11.01. Guarantees and Indemnity.

(1)	To induce the Administrative Agent, the Lenders and RBC Europe to execute and deliver this Agreement and to make or maintain the Accommodations, and in consideration thereof, the Company hereby irrevocably and unconditionally, guarantees the due and punctual payment of, and agrees to pay when due, whether on demand, at stated maturity, by acceleration or otherwise, all debts, liabilities and obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document, whether for principal, interest, fees or otherwise (such obligations being herein called the “Guaranteed Obligations”) and any and all reasonable out-of-pocket expenses (including counsel fees and disbursements) incurred by the Administrative Agent or the Lenders or RBC Europe, or any of them, in enforcing any of their rights under this guarantee.

(2)	The Company hereby irrevocably and unconditionally agrees to indemnify the Administrative Agent, each of the Lenders and RBC Europe from time to time on demand by the Administrative Agent from and against any Loss incurred by the Administrative Agent or the Lenders or any of them as a result of any of the obligations of the Borrower under or pursuant to this Agreement, any other Loan Document or the Cash Confirmation Letter being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever, whether or not known to the Administrative Agent or the Lenders or any of them or any other Person, the amount of such Loss being the amount which the Person or Persons suffering such Loss would otherwise have been entitled to recover from the Borrower.

Section 11.02. Absolute Liability. The Company hereby guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement or the applicable Loan Document, as the case may be, and that the liability of the Company under this guarantee shall be absolute and unconditional irrespective of:

(a)	any lack of validity or enforceability of this Agreement, any of the other Loan Documents or the Cash Confirmation Letter;

(b)	any contest by the Borrower or any other Person as to the amount of the Guaranteed Obligations or of the validity or enforceability of this Agreement or any of the other Loan Documents;

(c)	any extension of the time or times for payment of the Guaranteed Obligations or any other indulgences the Administrative Agent or the Lenders or any other Person may grant the Borrower or any amendment to or alteration of this Agreement or any of the other Loan Documents or the Guaranteed Obligations;

(d)	the assignment of all or any part of the benefits of this guarantee; and

(e)	to the fullest extent permitted by Law, any other circumstances which might otherwise constitute a defence available to, or a discharge of, the Borrower or any other Person in respect of the Guaranteed Obligations or in respect of this guarantee.

Section 11.03. Remedies. The Company agrees that the Administrative Agent and the Lenders shall not be bound to seek or exhaust their recourses against the Borrower or any other Person.

Section 11.04. Successors of the Borrower. Any change or changes in the name of the Borrower or reorganization (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) of the Borrower or its businesses shall not affect or in any way limit or lessen the liability of the Company hereunder and this guarantee shall extend to the obligations to the Administrative Agent and the Lenders under the Loan Documents of any Person, acquiring or from time to time carrying on the business of the Borrower.

Section 11.05. Amount of Guaranteed Obligations. Any account settled or stated by or between the Administrative Agent or any Lender and the Borrower shall, in the absence of manifest error, be accepted by the Company as conclusive evidence, or if any such account has not been so settled or stated immediately before demand for payment under this guarantee, any accounts stated by the Administrative Agent or any Lender shall, in the absence of manifest error, be accepted by the Borrower as prima facie evidence, of the amount of the Guaranteed Obligations which at the date of the account so settled or stated is due by the Borrower to the Administrative Agent or such Lender, as the case may be.

Section 11.06. Payment on Demand. The Company shall make payment to the Administrative Agent, for the rateable benefit of the Administrative Agent and the Lenders, of the amount of the Guaranteed Obligations and all other amounts payable by it hereunder forthwith after demand therefor is made to it after any failure to pay by the Borrower and such demand shall be deemed to have been effectively made when an envelope containing such demand addressed to it, at its last address known to the Administrative Agent, is personally delivered to such address or, if sent by facsimile or other similar means of telecommunication, on the Business Day next following the day on which it is so sent. The liability of the Company under this guarantee shall bear interest from the date of such demand at the rate or rates of interest then applicable to Advances of the same currency under and calculated in the manner provided in this Agreement without duplication of any interest otherwise payable by the Borrower in respect of any Advances pursuant to this Agreement.

Section 11.07. No Subrogation. Until the Guaranteed Obligations have been paid in full, the Company irrevocably waives its right to enforce any claim, remedy or other right which it may now have or hereafter acquire against the Borrower that arises from the existence, payment, performance or enforcement of the Company’s obligations under this guarantee, including any right of subrogation, reimbursement, exoneration, indemnification or any right to participate in any claim or remedy of the Administrative Agent or the Lenders against the Borrower or any collateral which the Administrative Agent or the Lenders now have or hereafter acquire, whether or not such claim, remedy or other right is reduced to judgment or is liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether or not such claim, remedy or other right arises in equity or under contract, statute or common law. The Company further agrees that the Borrower shall be an intended third party beneficiary of the Company’s waiver contained in this Section 11.07. If any amount is paid to the

Company in violation of the preceding sentence and, at such time, the Administrative Agent’s and the Lenders’ claims against the Borrower in respect of the Guaranteed Obligations shall not have been paid in full, any amount paid to the Company shall be deemed to have been paid to the Company for the benefit of, and held in trust for, the Lenders, and shall immediately be paid to the Lenders to be credited and applied upon such Guaranteed Obligations. The Company acknowledges that it will receive direct and indirect benefits from the transactions contemplated by this guarantee and that the waiver set forth in this Section 11.07 is knowingly made in contemplation of such benefits.

Section 11.08. Continuing Guarantee. This guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. The guarantee contained in this Article 11 shall remain in full force and effect until the Guaranteed Obligations are paid in full and the Commitment is terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any obligations. No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company under this Article 11 which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Guaranteed Obligations until such Obligations are paid in full and the Commitment is terminated.

Section 11.09. Amendments, etc. with respect to the Guaranteed Obligations. The Company shall remain obligated under this Article 11 notwithstanding that, without any reservation of rights against the Company, and without notice to or further assent by the Company, any demand for payment of or reduction in the principal amount of any of the Guaranteed Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Majority Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Guaranteed Obligations or for the guarantee contained in this Article 11 or any property subject thereto.

Section 11.10. Guarantee Absolute and Unconditional. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Article 11 or acceptance of the guarantee contained in this Article 11. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 11. All dealings between the Company or the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 11.

Section 11.11. Independent Obligations. The obligations of the Company under the guarantee contained in this Article 11 are independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against the Company whether or not the Borrower be joined in any such action or actions. The Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first above written.

2016091 ONTARIO INC.

By:	“Sheldon Polansky”
Authorized Signing Officer

By:
Authorized Signing Officer

Address	185 Columbia Street West
Waterloo, Ontario N2L 5Z5

Attention:	General Counsel
Fax:	(905) 762-6151

OPEN TEXT CORPORATION

By:	“Sheldon Polansky”
Authorized Signing Officer

By:
Authorized Signing Officer

Address:	185 Columbia Street West
Waterloo, Ontario N2L 5Z5

Attention:	General Counsel
Fax:	(905) 762-6151

ROYAL BANK OF CANADA, as Administrative Agent

By:	“Gail Watkin”
Authorized Signing Officer

By:
Authorized Signing Officer

Address	Agency Service Group
Royal Bank Plaza,
P.O. Box 50
200 Bay Street
12th Floor, South Tower,
Toronto, Ontario
M5J 2W7

Attention:	Manager

Fax:	(416) 862-4023

ROYAL BANK OF CANADA, as Lender

By:	“M. Moore”
Authorized Signing Officer

By:
Authorized Signing Officer

Address	Royal Bank of Canada
Knowledge Based Industries
Southwestern Ontario
30 Duke Street W., 8th Floor
Kitchener, Ontario
N2H 3W5

Attention:	Senior Manager

Fax:	(519) 575-2248

ROYAL BANK OF CANADA EUROPE LIMITED, as Cash Confirmation Letter issuing back

By:	“C. Lambert”
Authorized Signing Officer

By:
Authorized Signing Officer

Address	Royal Bank of Canada Europe
Limited
71 Queen Victoria Street
London EC4V 4DE

Attention:	The Manager, Loans Agency
Fax:	+44 (0) 20 7329 6144

SCHEDULE 1

FORM OF BORROWING NOTICE

[Date]

Royal Bank of Canada, as Administrative Agent

200 Bay Street

Royal Bank Plaza

12th Floor, South Tower

Toronto, Ontario M5J 2J5

Attention:	[Manager, Agency Global Syndications – Canada]

Ladies and Gentlemen:

The undersigned, 2016091 Ontario Inc. (the “Borrower”), refers to the senior secured credit and guarantee agreement dated as of November 11, 2003 (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among the Borrower, the Company, the Lenders, the Administrative Agent, RBC Europe and RBC Capital Markets, as Lead Arranger and Sole Bookrunner and hereby gives you notice pursuant to Section 3.2 of the Credit Agreement that the Borrower hereby requests a Borrowing under the Credit Agreement and sets forth below the information relating to such Borrowing as required by Section 3.2 of the Credit Agreement:

(i)	The requested date of the Borrowing, being a Business Day, is •.

(ii)	The aggregate amount of the Borrowing is •.

(iii)	The Type of Advance comprising the Borrowing is a [Libor] [Base Rate (Canada)] [Euro] Advance.

(iv)	[The initial Interest Period applicable to the Libor Advance is •.] [The initial Euro Interest Period applicable to the Euro Advance is •.]

(v)	[Special Instructions, if any, •.]

Yours truly,

2016091 ONTARIO INC.

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 2

FORM OF INTEREST RATE ELECTION

[Date]

Royal Bank of Canada, as Administrative Agent

200 Bay Street

Royal Bank Plaza

12th Floor, South Tower

Toronto, Ontario M5J 2J5

Attention:	[Manager, Agency Global Syndications–Canada]

Ladies and Gentlemen:

The undersigned, 2016091 Ontario Inc. (the “Borrower”), refers to the senior secured credit and guarantee agreement dated as of November 11, 2003 (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among the Borrower, the Company, the Lenders, RBC Europe, RBC Capital Markets, as Lead Arranger and Sole Bookrunner and the Administrative Agent and hereby gives you notice pursuant to Section 3.03 of the Credit Agreement that the Borrower hereby [elects to convert one Type of Advance to another type of Advance] or [elects an additional Interest Period for certain Libor Advances] or [elects an additional Euro Interest Period for certain Euro Advances], and in that connection sets forth below the information relating to such election as required by Section 3.03 of the Credit Agreement:

(i)	The Business Day on which the conversion from one Type of Advance to another is to be made [•].*

(ii)	The Type of Advance to be converted is [insert amount, currency and Type of Advance]. *

(iii)	The new [Type of Advance] selected is [•].*

(iv)	The [Euro] Interest Period for the [Euro or Libor] Advance is [•].**

(v)	The [Euro or Libor] Advance which is to be continued as a [Euro or Libor] Advance is [specify amount]. ***

(vi)	The current [Euro] Interest Period for such [Euro or Libor] Advance expires on [specify date]. ***

(vii)	The additional [Euro] Interest Period selected for such [Euro or Libor] Advance is [•].***

The undersigned confirms and certifies that the conditions precedent under the Credit Agreement to the giving of this Interest Rate Election and the making of the Advance contemplated hereby have been fully satisfied.

The undersigned confirms and certifies to the Administrative Agent and each Lender that as of the date of this Interest Rate Election, no Default or Event of Default has occurred and is continuing under the Credit Agreement.

The undersigned further confirms and certifies to the Administrative Agent and each Lender that the proceeds of the Borrowing will be used solely for the purposes specified and permitted by Section 2.03 of the Credit Agreement.

*and**	Omit Clauses (i), (ii), (iii) and (iv) if the election does not involve a conversion of a Type of Advance.
**	Omit Clause (iv) if the conversion of Type of Advance does not involve a conversion a Euro Advance or a Libor Advance.
***	Omit Clauses (v), (vi) and (vii) if the election does not involve the selection of an additional Interest Period for a Euro Advance or a Libor Advance.

Yours very truly,

2016091 ONTARIO INC.

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 3

NOTICE PERIODS AND AMOUNTS

Type of Accommodation	Borrowing Notice (Section 3.02)	Interest Rate Election (Section 3.03(3))	Optional Reduction of Commitments (Section 2.07)
Base Rate (Canada) Advance	1 Business Day	1 Business Day	3 Business Days

Libor Advance	3 Business Days	3 Business Days	3 Business Days

Euro Advance	3 Business Days	3 Business Days	3 Business Days

The day on which any notice is given and the day on which the specified action is to occur is excluded in calculating the notice period.

SCHEDULE 4

APPLICABLE MARGINS/COMMITMENT FEES

1. At any time prior to repayment in full and cancellation of the entire amount of the Commitment in respect of the Tranche A Credit Facility:

Total Leverage Ratio*	Libor Margin/Euro Margin	Base Rate (Canada) Advances	Commitment Fee (on undrawn amount of Credit Facilities)
<1.5:1	125	25	37.5
≥1.5:1 < 2.0:1	175	75	50
≥2.0:1 < 2.5:1	200	100	55
≥2.5:1 < 3.0:1	225	125	65
≥3.0:1	275	175	75

2. At any time after repayment in full and cancellation of the entire amount of the Commitment in respect of the Tranche A Credit Facility:

Total Leverage Ratio*	Libor Margin/Euro Margin	Base Rate (Canada) Advances	Commitment Fee (on undrawn amount of Credit Facilities)
<1.5:1	125	25	30
≥1.5:1 < 2.5:1	175	75	35
≥2.5:1	200	100	40

*	In so far as the initial Advance is concerned, the Company shall provide the Administrative Agent with a certificate from a Responsible Officer attaching pro forma Financial Statements (after giving effect to the acquisition of Target and its Subsidiaries) for the most recently completed four Financial Quarters then ended, which Financial Statements shall be used by the Administrative Agent to determine the Total Leverage Ratio for the purpose of the above applicable grids, provided that if the Company does not deliver such certificate the Applicable Margins shall be fixed at the highest rate provided in each of the above applicable grids until the date of delivery of a Compliance Certificate in accordance with Section 7.01(a)(iii).

SCHEDULE 5

CORPORATE ORGANIZATION CHART

SCHEDULE 6

INTELLECTUAL PROPERTY AND TECHNOLOGY

1.	Inventions, Pending Patent Applications and Issued Patents

As set out in the attached spreadsheet.

2.	Trade-Marks, Trade Dress, Trade-Names, Business Names and other Indicia of Origin

As set out in the attached spreadsheet.

3.	Copyright Registrations and Applications

Not applicable.

4.	Industrial Design Registrations and Applications

Not applicable.

5.	Licences - Technology of which the Company or any of its Subsidiaries is not the Sole Beneficial and Registered Owner

None.

6.	Technology - Infringements by Others

None.

7.	Technology - Infringements by the Company or any of its Subsidiaries

None.

SCHEDULE 6.01(a)

SUBSIDIARIES AND JURISDICTIONS

Subsidiaries of Open Text

Corporation Name	Jurisdiction
SER Solutions Software GmbH	Austria
Open Text Pty Ltd.	Australia
INVOLV International Corporation	Barbados
Lava Systems (Barbados) Inc.	Barbados
Molton Systems SRL	Barbados
2015603 Ontario Ltd	Canada
2016090 Ontario Inc.	Canada
2016091 Ontario Inc.	Canada
b2bScene Inc.	Canada
Brokercom Inc.	Canada
Corechange Canada Inc.	Canada
iNVOLV Corporation	Canada
Open Text Acquisition Corp.	Canada
Open Text Corporation	Canada
Open Text EDC Solutions Inc. (inactive)	Canada
Open Text Corporation SARL	France
Corechange GmbH	Germany
Gauss Interprise AG	Germany
Open Text GmbH	Germany
SER eGovernment Deutschland GmbH	Germany
Centrinity Ltd.	Ireland
Corechange Korea	Korea
Open Text Mexico S.de RL de CV	Mexico
Corechange BV	Netherlands
Gauss Interprise BV	Netherlands
Open Text International BV	Netherlands
Gauss Interprise S.L.	Spain
Corechange Svenska AB	Sweden
Gauss Interprise AB	Sweden
Mediaflow AB	Sweden
Open Text AB	Sweden
Gauss Interprise (Schweiz) AG	Switzerland
Open Text AG	Switzerland
Centrinity UK Ltd.	UK
Corechange Ltd.	UK
Gauss Interpirse (UK) Ltd.	UK
Open Text UK Ltd.	UK
Base4 Corp	USA
Bluebird Systems Inc.	USA
Corechange Inc.	USA
Gauss Interprise Inc.	USA

Information Dimensions International Corp	USA
iNVOLV Inc.	USA
MC2 Learning Systems (USA) Inc.	USA
Open Text Inc.	USA
Open Text Eloquent Inc.	USA

SCHEDULE 7

RESERVED

SCHEDULE 8

RESERVED

SCHEDULE 9

GUARANTEE

SCHEDULE 10

CONDITIONS PRECEDENT

(a)	a duly executed copy of this Agreement and the other Loan Documents;

(b)	a duly certified copy of the constating documents and by-laws of each of the Loan Parties certified by a Responsible Officer of the related Loan Party accompanied by good standing or equivalent certificates issued by the appropriate governmental body of each Loan Party’s jurisdiction of incorporation and of principal place of business;

(c)	a duly certified copy of a resolution or resolutions of the board of directors of each Loan Party relating to the authority of each Loan Party to execute and deliver and perform its obligations under the Loan Documents to which it is a party and all other instruments, agreements, certificates and papers and other documents provided for or contemplated by the said Loan Documents and the manner in which and by whom the foregoing documents are to be executed and delivered, certified by a Responsible Officer of the relevant Loan Party;

(d)	a certificate of each Loan Party setting forth specimen signatures of the individuals authorized to sign on its behalf the Loan Documents to which it is a party and the instruments, agreements, certificates, papers and other documents provided for or contemplated by the said Loan Documents;

(e)	a certificate of compliance of the Responsible Officer confirming the accuracy of the representations and warranties contained herein, the absence of any Default or Event of Default and that since the date of the then most recent quarterly consolidated financial statements of the Company, there had been no change in the Company’s consolidated financial condition which could have had a Material Adverse Effect and containing a list of all actions, suits or arbitration proceedings pending or, to the best of their knowledge, threatened involving any Loan Party which, separately, represented an exposure in excess of Cdn.$10,000,000;

(f)	certificates of insurance evidencing insurance coverage together with a certificate from a Responsible Officer of the Company confirming that such insurance coverage was in compliance with this Agreement;

(g)	a certificate from a Responsible Officer of the Company to the effect that all necessary shareholder, corporate, creditor, governmental and regulatory approvals had been obtained and attaching a complete corporate chart of the Company referencing all of its Subsidiaries;

(h)	the audited consolidated financial statements of the Company for the fiscal year ended;

(i)	evidence of the payment of all fees and expenses contemplated under the Loan Documents, to the extent then owing;

(j)	the favorable opinions of Canadian Counsel, US Counsel, German Counsel (in respect of the German Pledge Agreement) to the Loan Parties as to the status and capacity of the Loan Parties, their authority and legal right to enter into and perform their obligations under the Loan Documents, as to the validity, binding effect and enforceability against them of the Loan Documents that all necessary security registrations have been completed and as to such other matters as the Administrative Agent may require;

(k)	evidence of registration of the Security in such jurisdiction where the Administrative Agent shall determine is necessary to protect the Liens thereof;

(l)	evidence that all necessary governmental, regulatory (including competition/anti-trust), shareholder and other consents, clearances and approvals in connection with the Offer have been obtained and are in full force and effect;

(m)	certified copies of the Offering Document, Business Combination Agreement and any other acquisition documents and that each of such documents is in full force and effect unamended and that the conditions precedent contained in each of such documents have been satisfied;

(n)	evidence that the Offering Document has been published at the latest on January 15, 2004 or by such date as may be provided in an amendment to Section 20.1 (d) of the Business Combination Agreement;

(o)	a certificate of an officer of the Borrower certifying that:

(i)	the conditions to the Offer have been satisfied or waived as permitted hereunder;

(ii)	no amendment, extension, variation or waiver of the Offer or exercise of any discretion thereunder (including in each case as to acceptances) has been made (except where required by the BaFin) without the prior written consent of the Administrative Agent and the Lenders;

(iii)	acceptances have been received in relation to Shares representing more than 67 per cent of the outstanding Shares; and

(iv)	neither the supervisory board nor the management board of Target has made a decision which, as at the date of publication of the Offer, publicly disclosed that either of such board does not recommend the Offer or does recommend a Competing Offer;

(p)	prior or concurrent application by the Borrower of an amount in Euros sufficient (when taken together with any amount available hereunder) to pay for the Shares required to be paid for in cash by the Offer;

(q)	documentation acceptable to the Administrative Agent providing that the security in place for the Company’s Cdn$10,000,000 operating facility ranks pari passu with the Security together with any additional security documentation requested by the operating lender related thereto.

SCHEDULE 11

OFFER RELATED UNDERTAKINGS

(a)	The Company will and will cause the Borrower to comply with the terms of the Offer.

(b)	The Company will and will cause the Borrower to comply with all laws and regulations applicable to the Offer including, without limitation, the terms of the German Securities and Takeover Act (Wertpapiererwerbs-und Übernahmegesetz or “WpÜG”).

(c)	The Company will file or cause the Borrower to file the proposed Offering Document (Angebotsunterlage) with the Supervisory Office (Bundesanstalt für Finanzdienstleistungsaufsicht or “BAFin”) at the latest on November 18, 2003 (i.e. four weeks after the public announcement of the Offer on October 21, 2003) or such later date allowed by the BAFin (unless the Offer is withdrawn), but in any event on or before November 30, 2003.

(d)	The Company will or will cause the Borrower to publish the Offering Document upon receiving express or constructive clearance for the Offer from the Supervisory Office in accordance with the provisions of the WpÜG.

(e)	Unless required by any law or regulation or the Supervisory Office (BaFin), neither the Company nor any of its Subsidiaries shall make any statement or announcement which makes reference to the Loan Documents or the Administrative Agent or the Lenders without the prior written approval of the Administrative Agent and the Lenders.

(f)	The Company shall ensure that neither it nor any of its Subsidiaries is obliged to make a mandatory offer for the Shares within the meaning of section 35 et seq. of the German Takeover Act.

(g)	Neither the Company nor any of its Subsidiaries shall make any market purchases of any Shares at a price per share above the price under the Offer or enter into any other transaction which would obligate the Company or any of its Subsidiaries under the WpÜG to pay additional compensation to shareholders having accepted the Offer, which would increase the total compensation payable above such maximum amount, and the Company shall procure that no such purchases or other transactions are made by persons acting jointly with the Company or any of its Subsidiaries within the meaning of Section 31 WpÜG.

(h)	The Company shall ensure that all Shares acquired or to be acquired by the Borrower are or will, upon acquisition be owned by it or the Borrower free from all Liens (other than Permitted Liens).

(i)	The Company shall promptly supply to the Administrative Agent:

(i)	copies of all material documents, notices, publicity material or announcements issued by or on behalf of it in relation to the Offer or issued by Target, the Supervisory Authority (BaFin) or any other regulatory authority in relation to the Offer and received by the Company or any of its Subsidiaries; and

(ii)	any other information regarding the Offer as the Administrative Agent may reasonably request (including, without limitation, reasonable details as to the current levels of acceptances of the Offer).

(j)	Without the prior written consent of the Administrative Agent and the Lenders, the Company shall not and shall not permit the Borrower to:

(i)	change the Offer or change, amend, extend, vary or waive any of the terms of, or conditions precedent, conditions subsequent or other conditions to, the Offer except if required by BaFin;

(ii)	extend the period allowed for acceptance of the Offer; or

(iii)	exercise any discretion under the terms and conditions of the Offer;

(k)	The Offer shall be published in compliance with the terms of the Business Combination Agreement and the Offer shall not be published if either the supervisory board or the management board of Target has made a decision which, as at the date on which the Offer would otherwise be published, publicly disclosed that either of such board does not recommend the Offer or does recommend a Competing Offer.

(l)	Without the prior written consent of the Administrative Agent and the Lenders, the Company shall not and shall not permit the Borrower to amend, novate, vary or waive any of the terms of the Business Combination Agreement (other than amendments of a minor or technical nature).

SCHEDULE 12

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignment and Assumption Agreement dated as of • among [name of assignor] (the “Assignor”), a Lender under the Senior Secured Credit and Guarantee Agreement (as hereinafter defined), Royal Bank of Canada (the “Administrative Agent”), as Administrative Agent for the Lenders under the Credit Agreement, 2016091 Ontario Inc. (the “Borrower”), Open Text Corporation (the “Company”) and [name of assignee] (the “Assignee”).

WHEREAS Royal Bank of Canada, as administrative agent and such other Persons (as that term is defined in the Credit Agreement hereinafter defined and referred to) as may from time to time be parties to the Credit Agreement (collectively, together with Royal Bank of Canada in its capacity as a lender, the “Lenders”) have agreed to make certain credit facilities available to the Borrower upon the terms and conditions contained in a senior secured credit and guarantee agreement dated as of November 11, 2003 among the Borrower, the Administrative Agent, Royal Bank of Canada Europe Limited, RBC Capital Markets, as Lead Arranger and Sole Bookrunner, and the Lenders (such credit agreement as it may at any time or from time to time be amended, supplemented, restated or replaced, the “Credit Agreement”);

AND WHEREAS the Assignor has agreed to assign and sell to the Assignee all of its right, title and interest in and to the portion of the Commitment and the Accommodations Outstanding as described in Exhibit A, and all right, title and interest of the Assignor in and to the Loan Documents to the extent relating thereto (collectively, the “Assigned Credit Facilities”), and the Assignee has agreed to accept and purchase the Assigned Credit Facilities and assume all liabilities and obligations of the Assignor in respect of the Assigned Credit Facilities (collectively, such assignment, sale, purchase and assumption is hereinafter referred to as the “Assignment”);

AND WHEREAS all necessary consents, if any, to the Assignment have been obtained;

AND WHEREAS the Assignor and the Assignee are required to enter into this Agreement pursuant to Section 10.08(5) of the Credit Agreement;

NOW THEREFORE, in consideration of the foregoing premises, the sum of $10.00 in lawful money of Canada now paid by the Borrower, the Company, the Administrative Agent, the Assignor and the Assignee to each other party and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each such party, the parties agree as follows:

Section 1.01. Definitions. Terms defined in the Credit Agreement which appear in this Agreement without definition shall have the meanings ascribed to them in the Credit Agreement.

Section 2.01. Conveyance of Interest in Credit Facilities. The Assignor assigns, sells, conveys and transfers to the Assignee all of its undivided interest in and to the Assigned Credit Facilities as and from the date upon which this assignment is entered on the records of the Administrative Agent kept pursuant to Section 10.03 of the Credit Agreement.

Section 3.01. Assumption. The Assignee accepts and assumes the Assigned Credit Facilities and assumes and agrees to be bound by all of the terms and conditions of the Credit Agreement and the other Loan Documents as if it were an original Lender and party to them with a Lender’s Commitment equal to the Lender’s Commitment included in the Assigned Credit Facilities (plus, where the Assignee is already a Lender, its Commitment on the date hereof) and acknowledges and expressly assumes in the name, place and stead of the Assignor all obligations and liabilities attaching to the Assigned Credit Facilities and agrees to perform all of the terms, conditions and agreements on its part to be performed as a Lender in respect thereof under the Credit Agreement and the other Loan Documents. The Assignee hereby approves the acceptance contained in any Pledge Agreements which are governed by German law by the Security Agent (as defined in such agreements) of the pledging of Shares and Share Rights (as each term is defined in such Pledge Agreements) to the Assignee.

Section 4.01. Representations, Warranties and Covenants. (1) The Assignor represents and warrants to the Assignee that the outstanding principal amount of the Assigned Credit Facilities as set forth in Schedule “A” remains outstanding as Accommodations Outstanding under the applicable Credit Facility.

(2) The Assignee represents and warrants to each other party to this Agreement that it has the capacity and power to enter into this Assignment and Assumption Agreement in accordance with its terms and to perform its obligations, and all action required to authorize the execution and delivery of this Agreement, and the performance of such obligations, has been duly taken.

Section 5.01. Assignee’s Acknowledgements. The Assignee acknowledges and agrees that (i) it has received a copy of the Credit Agreement and the other Loan Documents, (ii) if it is not a resident of Canada for purposes of the Income Tax Act (Canada), it acknowledges that payments made to it pursuant to the Loan Documents may be subject to withholding tax under such act, (iii) it is bound by all of the terms, conditions and covenants of the Credit Agreement and the other Loan Documents and entitled to the same rights and benefits thereof and is subject to the same limitations hereunder and under the other Loan Documents as it would have if it were an original Lender and signatory to the Credit Agreement with a Lender’s Commitment equal to the Lender’s Commitment included in the Assigned Credit Facilities (plus, where the Assignee is already a Lender, its Commitment on the date hereof), and (iv) it has, independently and without reliance upon the Assignor (other than those representations and warranties contained in this Agreement) and on the basis of such documents and information as it deems appropriate, made its own credit decision regarding this Assignment. Except for documents referred to in (i) above which the Assignor has already received, the Assignor shall not have any duty to provide the Assignee with any credit or other information concerning the affairs, financial condition or business of any of the Company or any of its Subsidiaries or of any other Person.

Section 6.01. Recognition as Lender. The parties acknowledge and agree that the Assignee is, (i) by virtue of compliance with the provisions of Section 10.08(5) of the Credit Agreement, and (ii) by virtue of the Assignor paying to the Administrative Agent the processing fee in accordance with Section 10.08(5) of the Credit Agreement, effective upon the date upon which this assignment is entered on the records of the Administrative Agent kept pursuant to Section 10.03 of the Credit Agreement, a Lender under and as defined in the Credit Agreement for the purposes of the Credit Agreement and for all of the Loan Documents and bound by the terms, conditions and covenants, and entitled to the benefits thereof as if it were an original Lender and signatory with a Commitment equal to the Commitment included in the Assigned Credit Facilities (plus, where the Assignee is already a Lender, its Commitment on the date hereof), and the Borrower and the Company shall be entitled as and from this date to deal exclusively and directly with the Assignee in respect of all matters relating to the Assigned Credit Facilities and the Loan Documents as they relate thereto.

Section 7.01. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 8.01. Enurement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

Section 9.01. Counterparts. This Agreement may be executed in counterparts (including by way of facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement under the hands of their proper officers duly authorized in that behalf as of the date first above written.

[ASSIGNOR]

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

[ASSIGNEE]

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

Consented to by the undersigned this      day of                     , 200•.

2016091 ONTARIO INC.

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

OPEN TEXT CORPORATION

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

Dated this      day of                     , 200•.

ROYAL BANK OF CANADA, as Administrative Agent

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

EXHIBIT “A”

TO ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignor	Assignee	Assigned Lender’s Commitment		Assigned Accommodations Outstanding
•	•	$	•	$	•